                                                              Exhibit 99.1

                                  CSX Corporation
                     INDEX TO RESTATED FINANCIAL STATEMENTS
                        AND RELATED FINANCIAL INFORMATION

                                                                                        Page (s)
Financial Highlights                                                                       2

Management's Discussion and Analysis of Financial Condition
  and Results of Operations                                                                3

Consolidated Statement of Earnings for each of the three years
  in the period ended December 31, 1999                                                   22

Consolidated Statement of Cash Flows for each of the three years in the period
  ended December 31, 1999                                                                 23

Consolidated Statement of Financial Position at December 25, 1998
  and December 31, 1999                                                                   24

Consolidated Statement of Changes in Stockholders' Equity for each of the three
  years in the period ended December 31, 1999                                             25

Notes to the Consolidated Financial Statements                                            26

Report of Independent Auditors                                                            58

Quarterly Data (Unaudited)                                                              59-60

Ratio of Earnings to Fixed Charges                                                        61


Financial Highlights

(Millions of Dollars, Except Per Share Amounts)  1999       1998       1997      1996       1995
--------------------------------------------------------------------------------------------------
Earnings
   Operating Revenue                            $10,375    $9,490    $10,232   $10,220    $ 10,064
   Operating Expense                              9,802     8,359      8,673     8,715       8,951
                                         ---------------------------------------------------------
   Operating Income                             $   573    $1,131    $ 1,559   $ 1,505    $  1,113
                                         ---------------------------------------------------------
   Net Earnings from Continuing Operations      $    32    $  520    $   785   $   844    $    609
                                         ---------------------------------------------------------
   Net Earnings                                 $     2    $  537    $   799   $   855    $    618
                                         ---------------------------------------------------------

Earnings Per Share from Continuing Operations   $   .15    $ 2.47    $  3.74   $  4.05    $   2.94
Earnings Per Share from Continuing Operations,
assuming dilution                               $   .15    $ 2.43    $  3.66   $  3.97    $   2.91

   Earnings Per Share                           $   .01    $ 2.55    $  3.80   $  4.10    $   2.99
   Earnings Per Share, Assuming Dilution        $   .01    $ 2.51    $  3.72   $  4.03    $   2.95
--------------------------------------------------------------------------------------------------
Earnings, Excluding Non-recurring Items,
   Discontinued Operations, and Cumulative
   Effect of Accounting Change(a)(b)(c)
   Operating Revenue                            $10,375   $ 9,490   $ 10,232  $ 10,220    $ 10,064
   Operating Expense                              9,387     8,389      8,673     8,715       8,694
                                         ---------------------------------------------------------
   Operating Income                             $   988   $ 1,101   $  1,559   $ 1,505    $  1,370
                                         ---------------------------------------------------------

   Net Earnings                                 $   320   $   411   $    785   $   844    $    719
                                         ---------------------------------------------------------

   Earnings Per Share                           $  1.52   $  1.95   $   3.74   $  4.05    $   3.47
   Earnings Per Share, Assuming Dilution        $  1.50   $  1.92   $   3.66   $  3.98    $   3.43
--------------------------------------------------------------------------------------------------
Financial Position
   Cash, Cash Equivalents and
      Short-term Investments                    $   974   $   533   $    690   $   682    $    660
  Working Capital Deficit                       $  (910)  $  (616)  $   (532)  $  (685)   $ (1,056)
   Total Assets                                 $20,720   $20,427   $ 19,957   $16,965    $ 14,282
   Long-term Debt                               $ 6,196   $ 6,432   $  6,416   $ 4,331    $  2,222

   Shareholders' Equity                         $ 5,756   $ 5,880   $  5,766   $ 4,995    $  4,242
--------------------------------------------------------------------------------------------------
Other Data Per Common Share
   Cash Dividends                               $  1.20   $  1.20   $   1.08   $  1.04    $    .92
   Book Value                                   $ 26.35   $ 27.08   $  26.41   $ 23.04    $  20.15
   Market Price -- High                         $ 53.94   $ 60.75   $  62.44   $ 53.13    $  46.13
                -- Low                          $ 28.81   $ 36.50   $  41.25   $ 42.25    $  34.63
--------------------------------------------------------------------------------------------------
Employees(d)
   Rail                                          31,952    28,358     27,864    28,559      29,537
   Other                                         16,998    17,789     19,047    18,755      18,428
                                         ---------------------------------------------------------
      Total                                      48,950    46,147     46,911    47,314      47,965
--------------------------------------------------------------------------------------------------


See accompanying Consolidated Financial Statements

(a)     Significant non-recurring items include the following:
     1999 - A loss on the sale of international container-shipping assets and a related benefit from discontinuing depreciation of those assets from the date they were classified as "held for sale." The net effect of the loss and the depreciation benefit reduced earnings by $360 million before tax, $271 million after tax, $1.27 per share.

           - A charge to recognize the cost of a workforce reduction program at the company's rail and intermodal units that reduced earnings by $55 million before tax, $34 million after tax, 16 cents per share.

           - A gain on the sale of the company's Grand Teton Lodge resort subsidiary that increased earnings by $27 million before tax, $17 million after tax, 8 cents per share.

     1998 - A net investment gain, primarily from the conveyance of American Commercial Lines LLC, the company's wholly owned barge subsidiary, to a joint venture. The gain increased earnings by $154 million before tax, $90 million after tax, 42 cents per share.

           - A restructuring credit to reverse certain separation and labor protection reserves established by the company's rail unit as part of a 1995 restructuring charge. The restructuring credit increased earnings by $30 million before tax, $19 million after tax, 9 cents per share.

     1995 - A charge to recognize the estimated costs of initiatives to revise, restructure and consolidate specific operations and administrative functions at the company's rail and container-shipping units. The restructuring charge reduced earnings by $257 million before tax, $160 million after tax, 76 cents per share.

           - A net investment gain on the issuance of an equity interest in a container-shipping terminal and related operations in Asia and the write down of various investments. The net gain increased earnings by $77 million before tax, $51 million after-tax, 25 cents per share.

(b) The company recorded a charge at the beginning of fiscal year 1999 to reflect the cumulative effect on prior years of adopting a new accounting rule related to workers' compensation second injury fund assessments incurred by the company's container-shipping unit. The charge reduced net earnings for 1999 by $49 million, 23 cents per share. Had the accounting change been applied retroactively, the effect on net earnings and related per share amounts would not have been material to any fiscal year presented.

 (c) CSX completed the sale of CTI Logistx, its wholly owned logistics subsidiary on September 22, 2000. The contract logistics segment is now reported as a discontinued operation and all prior periods in the statement of earnings have been restated accordingly. CSX recognized a gain of $570 million before tax, $365 million after tax, $1.73 per share, on the sale. Cash proceeds from the transaction were $650 million.

(d)     Employee counts are based on annual averages.




Management's Discussion and Analysis of Financial Condition and Results of Operations (All references to earnings per share assume dilution)

Description of Business

CSX Corporation (CSX), headquartered in Richmond, Va., operates the largest rail network in the eastern United States and also provides intermodal transportation services across the United States and into key markets in Canada and Mexico. The sale of CSX's international container-shipping liner business in December 1999 further increases the company's focus on its core operations. CSX's goal, advanced at each of its business units, is to provide efficient, competitive transportation and related services for our customers and to deliver superior value to the company's shareholders.

CSX Transportation Inc.
CSXT is the largest rail network in the eastern United States, providing rail freight transportation over a network of more than 23,400 route miles in 23 states, the District of Columbia and two Canadian provinces. Headquartered in Jacksonville, Fla., CSXT accounted for 54% of CSX's operating revenue and 83% of operating income, excluding non-recurring items, in 1999.

CSX Intermodal Inc.
CSXI is the nation's only transcontinental intermodal transportation service provider, operating a network of dedicated intermodal facilities across North America. The CSXI network, expanded through the integration of Conrail in June 1999, runs approximately 500 dedicated trains between its 48 terminals every week. CSXI accounted for 9% of CSX's operating revenue and 8% of operating income, excluding non-recurring items, in 1999. Its headquarters are located in Jacksonville, Fla.

CSX Lines LLC
CSX Lines was formed in 1999 to operate the domestic liner business of Sea-Land Service Inc. (Sea-Land), consisting of a fleet of 16 vessels and 27,000 containers serving the trade between ports on the United States mainland and Alaska, Guam, Hawaii and Puerto Rico. The domestic container-shipping business was retained by CSX when Sea-Land's international container-shipping operations were sold to A.P. Moller-Maersk Line (Maersk) in December 1999. CSX Lines is headquartered in Charlotte, N.C.

CSX World Terminals LLC
CSX World Terminals, formed in 1999, operates container-freight terminal facilities at 12 locations in Hong Kong, China, Australia, Europe and the Dominican Republic. These operations, located in areas expected to benefit from the continuing growth in world trade, also were retained by CSX when Sea-Land's international liner business was sold to Maersk. CSX World Terminals is headquartered in Charlotte, N.C.

Business segment financial results for CSX Lines and CSX World Terminals will be reported beginning in fiscal year 2000. Sea-Land's consolidated operations, which included those businesses for the full year and the international liner operations for eleven and a half months, accounted for 37% of CSX's operating revenue and 15% of operating income, excluding non-recurring items, in 1999.

Non-transportation
Resort holdings include the AAA Five-Diamond hotel, The Greenbrier, in White Sulphur Springs, W.Va. In December 1999, The Greenbrier was named "Resort of the Century" by Andrew Harper's Hideaway Report. CSX Real Property Inc. is responsible for sales, leasing and development of CSX-owned properties. CSX also holds a majority interest in Yukon Pacific Corporation, which is promoting construction of the Trans-Alaska Gas System to transport Alaska's North Slope natural gas to Valdez for export to Asian markets.

Discontinued Operations
CSX completed the sale of CTI Logistx, its wholly-owned logistics subsidiary on September 22, 2000. The contract logistics segment is now reported as a discontinued operation and all prior periods in the statement of earnings have been restated accordingly. CSX recognized a gain of $570 million before tax, $365 million after tax, $1.73 per share, on the sale. Cash proceeds from the transaction were $650 million.

Results of Operations

Net Earnings
(Millions of Dollars, Except Per Share Amounts)

                                                    1999                   1998                   1997
--------------------------------------------------------------------------------------------------------------
                                                          Per                    Per                    Per
Description (all amounts after tax)           Amount     Share       Amount     Share       Amount     Share
--------------------------------------------------------------------------------------------------------------
Net Earnings Before Non-recurring Items       $320       $1.50       $411       $1.92       $785       $3.66

Loss on Sale, Net of Depreciation Benefit     (271)      (1.27)        --          --         --          --
Workforce Reduction Program                    (34)       (.16)        --          --         --          --
Net Investment Gain                             17         .08         90         .42         --          --
Restructuring Credit                            --          --         19         .09         --          --
Cumulative Effect of Accounting Change         (49)       (.23)        --          --         --          --
Discontinued Operations                         19         .09         17         .08         14         .06

--------------------------------------------------------------------------------------------------------------
Net Earnings as Reported                      $  2       $ .01       $537       $2.51       $799       $3.72
--------------------------------------------------------------------------------------------------------------

1999 vs. 1998 CSX follows a 52/53-week fiscal calendar. Fiscal year 1999 consisted of 53 weeks compared with 52 weeks in fiscal 1998. The company reported net earnings for 1999 of $2 million, 1 cent per share. Earnings for the prior year were $537 million, $2.51 per share. Net earnings include the results of the Company's wholly owned logistics subsidiary, CTI Logistx, Inc. which was sold subsequent to year end on September 22, 2000 for $650 million. Operating revenues, expenses and income have been restated to reflect the logistics segment as a discontinued operation. Operating income for 1999 totaled $573 million, compared with $1.13 billion in 1998. Operating revenue of $10.4 billion was 9% higher than the prior year, while operating expense of $9.8 billion was 17% higher. The higher revenue and expense levels were primarily due to the expansion of the company's rail and intermodal businesses in June 1999 with the integration of Conrail lines in the Northeast and Midwest.

Financial results for 1999 and 1998 included several significant non-recurring items. The 1999 results included a loss on the sale of assets comprising the company's international container-shipping business, a charge to recognize the cost of a workforce reduction program at the rail and intermodal units, a gain on the sale of the company's Grand Teton Lodge resort subsidiary, and an adjustment to record the cumulative effect of adopting a new accounting rule related to workers' compensation second injury funds. The 1998 results included a net investment gain, primarily from the conveyance of the company's barge subsidiary to a joint venture, and a restructuring credit at the rail unit. These non-recurring items are discussed in greater detail in other sections of Management's Discussion and Analysis, and their effect on the company's net earnings and earnings per share is outlined in the "Net Earnings" table on page __. Net earnings exclusive of these items totaled $320 million, $1.50 per share, in 1999 vs. $411 million, $1.92 per share in 1998. Operating income excluding the non-recurring items totaled $988 million for 1999, compared with $1.10 billion for the prior year.

Operating Income
(Millions of Dollars)

                                                           1999
-------------------------------------------------------------------------------------
                                   Surface Transportation
                                   ----------------------
                                            Inter-         Container      Elim./
                                     Rail   modal  Total   Shipping(a)    Other  Total
-------------------------------------------------------------------------------------
Operating Revenue                   $5,623   $959  $6,582    $3,809     $(16) $10,375
-------------------------------------------------------------------------------------
Operating Expense

   Labor and Fringe Benefits         2,244     64   2,308       983       --    3,291
   Materials, Supplies and Other     1,279    150   1,429     1,217        5    2,651
   Conrail Operating Fee,
      Rent and Services                280     --     280        --       --      280
   Building and Equipment Rent         496    123     619       546       --    1,165
   Inland Transportation              (285)   513     228       707      (17)     918
   Depreciation                        469     24     493        90       --      583
   Fuel                                317      1     318       154       --      472
   Miscellaneous                        --     --      --        23      (37)     (14)
   Loss on Sale                         --     --      --       401       --      401
   Workforce Reduction Program          53      2      55        --       --       55
   Restructuring Credit                 --     --      --        --       --       --
-------------------------------------------------------------------------------------
      Total Expense                  4,853    877   5,730     4,121      (49)   9,802
-------------------------------------------------------------------------------------
Operating Income (Loss)             $  770   $ 82 $   852    $ (312)    $ 33  $   573
Operating Income (Loss)
   as Adjusted(c)                   $  823   $ 84 $   907    $   48     $ 33  $   988
-------------------------------------------------------------------------------------
Operating Ratio                       86.3%  91.4%   87.1%    108.2%
-------------------------------------------------------------------------------------
Operating Ratio as Adjusted(c)        85.4%  91.2%   86.2%     98.7%
Average Employment                  31,952  1,090  33,042     8,923
-------------------------------------------------------------------------------------
Property Additions                  $1,298   $ 63  $1,361    $   86
-------------------------------------------------------------------------------------

Operating Income
(Millions of Dollars)
                                                             1998
---------------------------------------------------------------------------------------
                             Surface Transportation
                             ----------------------
                                           Inter-           Container  Elim./
                                   Rail    modal   Total    Shipping   Other(a)   Total
---------------------------------------------------------------------------------------
Operating Revenue                  $4,956  $648    $5,604   $3,916     $(30)     $9,490
---------------------------------------------------------------------------------------
Operating Expense
   Labor and Fringe Benefits        1,974    50     2,024      959       --       2,983
   Materials, Supplies and Other    1,057   117     1,174    1,285       --       2,459
   Conrail Operating Fee,
      Rent and Services                --    --        --       --       --          --
   Building and Equipment Rent        382    81       463      596       --       1,059
   Inland Transportation             (159)  348       189      734      (30)        893
   Depreciation                       450    18       468      130       --         598
   Fuel                               251     1       252      141       --         393
   Miscellaneous(b)(d)                 --    --        --       34      (30)          4
   Loss on Sale                        --    --        --       --       --          --
   Workforce Reduction Program         --    --        --       --       --          --
   Restructuring Credit               (30)   --       (30)      --       --         (30)
---------------------------------------------------------------------------------------
      Total Expense                 3,925   615     4,540    3,879      (60)      8,359
---------------------------------------------------------------------------------------
Operating Income (Loss)            $1,031  $ 33    $1,064    $  37     $ 30      $1,131
Operating Income (Loss)
   as Adjusted(c)                  $1,001  $ 33    $1,034    $  37     $ 30      $1,101
---------------------------------------------------------------------------------------
Operating Ratio                      79.2% 94.9%     81.0%    99.1%
---------------------------------------------------------------------------------------
Operating Ratio as Adjusted(c)       79.8% 94.9%     81.5%    99.1%
Average Employment                 28,358   786    29,144    8,690
---------------------------------------------------------------------------------------
Property Additions                 $1,212 $  99    $1,311    $  54
---------------------------------------------------------------------------------------

Operating Income
(Millions of Dollars)
                                                              1997
-----------------------------------------------------------------------------------------
                             Surface Transportation
                             ----------------------
                                             Inter-          Container     Elim./
                                    Rail     modal   Total   Shipping(a)   Other(b)  Total
-----------------------------------------------------------------------------------------
Operating Revenue                   $4,989    $669   $5,658    $3,991    $583     $10,232
-----------------------------------------------------------------------------------------
Operating Expense
   Labor and Fringe Benefits         1,963      56    2,019       903     151       3,073
   Materials, Supplies and Other       878     119      997     1,191     262       2,450
   Conrail Operating Fee,
      Rent and Services                 --      --       --        --      --          --
   Building and Equipment Rent         349      77      426       600      40       1,066
   Inland Transportation              (158)    356      198       757     (35)        920
   Depreciation                        429      14      443       128      39         610
   Fuel                                299       1      300       197      57         554
   Miscellaneous                        --      --       --        40     (40)         --
   Loss on Sale                         --      --       --        --      --          --
   Workforce Reduction Program          --      --       --        --      --          --
   Restructuring Credit                 --      --       --        --      --           -
-----------------------------------------------------------------------------------------
      Total Expense                  3,760     623    4,383     3,816     474       8,673
-----------------------------------------------------------------------------------------
Operating Income (Loss)             $1,229   $  46   $1,275   $   175   $ 109    $  1,559
Operating Income (Loss)
   as Adjusted(c)                   $1,229   $  46   $1,275   $   175   $ 109    $  1,559
-----------------------------------------------------------------------------------------
Operating Ratio                       75.4%   93.1%    77.5%     95.6%
-----------------------------------------------------------------------------------------
Operating Ratio as Adjusted(c)        75.4%   93.1%    77.5%     95.6%
Average Employment                  27,864     800   28,664     9,105
-----------------------------------------------------------------------------------------
Property Additions                 $   712   $  32   $  744   $   251
-----------------------------------------------------------------------------------------

(a) Container shipping includes minority interest expense which is reclassified to other income in eliminations and other.

(b) On June 30, 1998, CSX conveyed its wholly owned barge subsidiary to a joint venture in which it holds a 32% common ownership interest. Due to the reduction in ownership percentage, CSX has accounted for its investment in the barge company under the equity method retroactive to the beginning of fiscal year 1998. For periods prior to fiscal year 1998, the barge company was accounted for as a consolidated subsidiary, and its results appear in the Eliminations/Other category for 1997.

(c) Excludes loss on international container-shipping asset sale (net of depreciation benefit) and surface transportation workforce reduction program in 1999. Excludes rail-restructuring credit in 1998.



--------------------------------------------------------------------------------

As previously mentioned, the year-over-year increases in operating revenue and expense were due primarily to the June 1999 integration of the company's allocated portion of the Conrail rail and intermodal operations (see "Investment in and Integrated Rail Operations with Conrail"). Earnings for 1999 were adversely affected by costs related to preparation and start-up of the Conrail integration and significant costs and lost revenue due to network congestion experienced after the integration. The impact of Hurricane Floyd, higher personal injury accruals and higher fuel prices in the second half of the year also decreased earnings. Spending on Year 2000 preparations was lower in 1999 as the company completed key phases of its readiness plan near the end of the third quarter.

1998 vs. 1997 Net earnings for 1998 totaled $537 million, $2.51 per share, compared with $799 million, $3.72 per share in 1997. Net earnings include the results of the Company's wholly owned logistics subsidiary, CTI Logistx, Inc. which was sold as mentioned above. The 1998 results also included a net investment gain of $154 million, $90 million after tax, 42 cents per share, primarily from the conveyance of the company's barge subsidiary, American Commercial Lines LLC (ACL), to a joint venture. Also included in the 1998 results was a one-time restructuring credit of $30 million, $19 million after tax, or 9 cents per share, to reverse a previous charge for separation and labor protection costs. Excluding the effects of non-recurring items, net earnings would have been $411 million, $1.92 per share, in 1998 vs. $785 million, $3.66 per share, in 1997.

Consolidated operating revenue totaled $9.5 billion, a decrease of $742 million, or 7%, from 1997. A significant portion of the revenue decline, $618 million, was attributable to the conveyance of the company's barge unit to a joint venture in the third quarter of 1998 and the resulting exclusion of barge activity from 1998 operating income. Due to a reduction in the company's ownership interest to 32% of the new venture, CSX accounted for its investment in the venture under the equity method retroactive to the beginning of fiscal year 1998. For periods prior to fiscal 1998, ACL was accounted for as a consolidated subsidiary.

Operating revenue was down from the prior year at the rail, container shipping, and intermodal business units. The rail unit suffered primarily from weak demand for export coal. Sea-Land's revenues were negatively impacted by the Asian economic crisis, while the intermodal unit struggled with congestion on the western rail network.

CSX's operating expenses totaled $8.4 billion for 1998, down $314 million from the prior year; however, $549 million of the decline represents barge unit expenses not included in operations in 1998. Other favorable items included the $30 million restructuring credit recorded by the rail unit, lower fuel costs that benefited the company $106 million on a consolidated basis, and lower stock compensation expense resulting from the company's lower stock price. Higher operating expenses associated with changes in traffic mix at the rail unit and inbound/outbound cargo imbalances in major trade lanes at the container-shipping unit offset these favorable variances.

Other income increased to $119 million from 1997's $51 million. Contributing to the increase was the $154 million net investment gain, partially offset by higher Conrail transition expenses.

Business Segment Results

Surface Transportation Results

Rail Traffic by Commodity*
                                                    Carloads                        Revenue
                                                   (Thousands)                (Millions of Dollars)
---------------------------------------------------------------------------------------------------------------
                                             1999     1998     1997        1999     1998    1997
---------------------------------------------------------------------------------------------------------------
Merchandise
   Phosphates & Fertilizer                    527      539      506        $  318   $  304  $   295
   Metals                                     319      268      264           367      307      301
   Food & Consumer Products                   150      135      139           184      148      147
   Paper & Forest Products                    505      457      471           600      508      512
   Agricultural Products                      326      277      269           442      380      364
   Chemicals                                  545      444      435           913      750      762
   Minerals                                   422      396      371           386      353      337
   Government                                  11        6       10            28       16       24
---------------------------------------------------------------------------------------------------------------
   Total Merchandise                        2,805    2,522    2,465         3,238    2,766    2,742

Automotive                                    553      412      387           760      540      543

Coal, Coke & Iron Ore
   Coal                                     1,614    1,651    1,714         1,476    1,503    1,567
   Coke                                        55       60       74            51       53       65
   Iron Ore                                    61       50       52            38       27       30
---------------------------------------------------------------------------------------------------------------
     Total Coal, Coke & Iron Ore            1,730    1,761    1,840         1,565    1,583    1,662

Other Revenue                                  --       --       --            60       67       42

---------------------------------------------------------------------------------------------------------------
     Total Rail                             5,088    4,695    4,692        $5,623   $4,956   $4,989
---------------------------------------------------------------------------------------------------------------

* Certain amounts for 1998 and 1997 have been restated to conform to the 1999 presentation.

1999 vs. 1998
Rail
Excluding its $53 million portion of the workforce reduction charge in 1999 and the $30 million restructuring credit in 1998, CSXT earned $823 million of operating income in 1999 vs. $1 billion in 1998. Operating revenue was 13% higher, at $5.62 billion. Operating expense rose 22% to $4.8 billion, excluding the workforce reduction charge. The 1999 results included seven months of integrated Conrail operations, distorting comparisons to 1998.

Overall volumes increased due to the addition of former Conrail traffic and relatively strong demand across most service groups. The largest revenue increase was in automotive (up 41%) due to the new Conrail traffic, strong vehicle production in 1999, and the strike at major General Motors plants that adversely affected 1998 revenue. Merchandise revenue increased 17% largely due to the new Conrail traffic. Added coal revenues from the former Conrail territory were offset by continued weakness in export coal volume, resulting in a net revenue decrease of 2%. The 24% increase in rail operating expense reflects the expense associated with the new Conrail traffic, as well as significant costs incurred in starting up combined operations and addressing post-integration congestion and operating problems. In addition, Hurricane Floyd disrupted operations for up to 10 days on key portions of the CSXT system in North Carolina and New Jersey, resulting in repair costs and lost revenue. Fuel expense was $66 million higher than 1998, reflecting a 2 cent increase in the average price per gallon for the full year, and higher fuel consumption with the added Conrail traffic.

Intermodal
Excluding its $2 million portion of the workforce reduction charge, CSXI reported 1999 operating income of $84 million, compared with $33 million a year ago. The increase was primarily due to the significant growth in intermodal volume attributable to the new Conrail operations. Strengthening international business and improved rail service in the Western half of the country also benefited 1999. Revenue for 1999 totaled $959 million vs. $648 million in the prior year. Operating expense totaled $875 million without the workforce reduction charge, compared with $615 million in 1998. The expanded operations over portions of the former Conrail system accounted for the significant revenue and expense increases in 1999. While CSXI realized margin improvements through economies of scale, rail congestion led to lost revenue as shippers diverted some traffic to trucks.

1998 vs. 1997
Rail
Excluding a one-time restructuring credit, CSXT produced operating income of $1 billion in 1998, down 19% from 1997. Operating revenue decreased slightly from the prior year, to $4.96 billion. While merchandise revenue saw modest gains on increased traffic, coal revenue declined $64 million on 4% fewer carloads. The decline in coal revenue was attributable to the strong U.S. dollar and competition from foreign coal producers, which softened the demand for export coal.

CSXT experienced growth in several merchandise commodity groups during 1998. Agricultural product moves were up 3% due to strong demand for Midwest grain in the Southeast. Continued strength in the Southeast's construction industry was primarily responsible for the 7% increase in minerals carloads over 1997, while strong demand from U.S. steel mills in the early part of the year drove an increase of 2% in metals traffic over 1997. Phosphates and fertilizer shipments were up 7% due to continued strong export demand and strong demand from U.S. and Canadian agricultural firms. The railroad's automotive revenue was down 1% from the prior year, due in part to the estimated loss of $13 million in revenue caused by the work stoppages at two of General Motors' Flint, Mich. plants.

Excluding the restructuring credit, operating expenses were up 5% from 1997 to $3.96 billion, reflecting the impact of a shift in mix to lower margin cargo, increases in certain casualty and litigation reserves, and Year 2000 preparations. Labor and fringe benefits expense increased slightly due to wage increases and additional employee training and certification, partially offset by lower stock compensation expense. The higher casualty and litigation accruals and Year 2000 costs drove materials, supplies and other expense up 20% over the prior year. Fuel expense was $48 million lower than 1997, reflecting an 11 cent decrease in the average price per gallon, while fuel consumption remained level with the prior year. The 1998 restructuring credit totaled $30 million and reflected the reversal of separation and labor protection reserves established as part of a 1995 restructuring charge to cover a planned reduction in the unit's telecommunications workforce. Under a new telecommunications contract signed in July 1998, those workforce reductions did not occur.

Intermodal
CSX Intermodal earned $33 million of operating income in 1998, down 28% from 1997. The decline was largely attributable to loss of business caused by service disruptions on the western rail network.

Although container and trailer volumes were 1% above 1997, operating revenue decreased 3%, to $648 million, as the average length-of-haul declined. Both domestic and international freight revenue decreased from 1997 as a result of the western rail service difficulties. Revenue from other sources declined 29% as truck operations were ceased at 13 terminals in early 1998 in connection with a restructuring of the trucking service network.

The intermodal unit reported operating expense of $615 million in 1998, down 1% from 1997. Labor and fringe benefits declined 11% from 1997, reflecting lower stock compensation expense and a decrease in average employee levels during the year. Other expense categories were generally comparable to the prior year.

Container-shipping Results
Container-shipping Traffic by Trade Lane*

                                     Loads                                             Revenue
                                   (Thousands)            Revenue Per Box       (Millions of Dollars)
---------------------------------------------------------------------------------------------------------------
                               1999   1998   1997      1999    1998     1997       1999    1998    1997
---------------------------------------------------------------------------------------------------------------

Pacific                         583    603    705     $2,611   $2,319   $2,221    $1,500   $1,386  $1,549
Atlantic                        290    359    349      2,092    2,267    2,426       600      807     842
Americas                        250    268    242      2,159    2,282    2,304       524      587     538
Asia/Middle East/Europe         277    273    286      2,068    2,060    2,041       563      554     576
Terminal Services and Other      --     --     --         --       --       --       622      582     486
---------------------------------------------------------------------------------------------------------------
   Total                      1,400  1,503  1,582     $2,315   $2,252   $2,250    $3,809   $3,916  $3,991

* Certain amounts for 1998 and 1997 have been restated to conform to the 1999 presentation.

1999 vs. 1998
Although the sale of Sea-Land's international liner business to Maersk did not close until mid-December, the unit lost significant business in the fourth quarter of 1999 as international shippers shifted cargo bookings in anticipation of the transaction. As a result, those operations incurred an operating loss for the quarter that exceeded earnings from the retained domestic shipping and terminal management businesses. Operating results for the first nine months of the year showed marked improvement over 1998 as Pacific container volumes recovered and significant rate increases in the Asia-to-U.S. trade more than offset weakness in the Atlantic and Americas trade lanes. Despite the fourth quarter loss, 1999 operating income of $48 million, excluding a loss on the international liner sale net of a related depreciation benefit, was 30% higher than the $37 million earned in 1998.

Fiscal 1999 revenue of $3.81 billion was 3% lower than 1998, reflecting the international liner disposition three weeks prior to year end and the pre-closing runoff in shipments. Similarly, operating expense of $3.76 billion, excluding the net loss on sale, was 3% lower than 1998; although higher fuel prices resulted in a 9% increase in fuel expense on consumption levels that were flat year-to-year.

1998 vs. 1997
Sea-Land produced operating income of $37 million in 1998, down 79% from 1997, reflecting the negative impact of Asia's economic crisis on the container-shipping business. Operating revenue totaled $3.92 billion, a 2% decline from 1997.

Asia's economic conditions caused tremendous imbalances in cargo shipments, as exports from Asian countries increased while import traffic declined. These imbalances were evidenced by a 3% increase in eastbound Pacific loads (Asia to North America), vs. a 17% decline in westbound Pacific loads. In addition, the Asia/Middle East/Europe trade lane experienced a 1% increase in westbound loads (Asia to Europe), vs. a 20% decline in eastbound loads. Compounding the impact, Sea-Land's cargo mix shifted to a higher level of lower-rated freight as imports of higher-rated discretionary goods to Asia declined. Terminal services and other revenue increased 20% from 1997's level as a result of higher volumes in Asia.

Operating expenses increased 2% in 1998, to $3.88 billion. Although Sea-Land moved fewer revenue loads compared with 1997, the company actually handled more containers as a result of the increased export volume from Asia. The higher container volume drove increases of 6% in labor and fringe benefits and 8% in materials, supplies and other expense over 1997 levels. Fuel expense decreased $56 million from 1997, benefiting from a 12 cent per gallon average price reduction on a 1% increase in fuel consumption during the year.

Liquidity and Capital Resources

Operating Activities
Cash provided by operations for 1999 totaled $1.1 billion, up $71 million from 1998, due principally to net changes in accounts receivable and payable driven by the absorption of Conrail business and accrual of liabilities associated with the Sea-Land sale, respectively. Cash provided by operations totaled $1.0 billion and $1.6 billion in 1998 and 1997, respectively.

Investing Activities
Net cash used by investing activities in 1999 totaled $582 million, vs. $870 million in 1998 and $3.3 billion in 1997. Included in the 1999 total is $751 million in net proceeds from the sale of international container-shipping assets and $49 million from the sale of the Grand Teton Lodge resort. The 1998 total included $628 million from the conveyance of the company's barge subsidiary to a joint venture. In 1997, CSX spent approximately $2.2 billion to complete the acquisition of its $4.1 billion investment in Conrail.

Property additions totaled approximately $1.5 billion in 1999 and 1998, and $1.1 billion in 1997. The higher levels in 1999 and 1998 are largely due to rail and intermodal spending for locomotives and capital improvements to service the additional traffic resulting from the Conrail integration. Significant projects related to Conrail included investments in technology, a major upgrade to the B&O line between Chicago and Cleveland, and a new intermodal terminal in Chicago. Property additions for the coming fiscal year are expected to be under $1 billion, reflecting a return to more normal spending levels on the combined rail network and the disposition of Sea-Land's international liner operations.

Financing Activities
Financing activities provided net cash of $32 million in 1999, compared to a use of $276 million of cash in 1998. In 1997, financing activities provided $1.7 billion. While higher levels of short-term debt provided $187 million in cash for 1999, the company expects to reduce short-term debt in the early part of fiscal year 2000 with proceeds from the December 1999 sale of international container-shipping assets. Through year-end 1999, a portion of those proceeds had been used to repay short-term debt, with the remainder being invested in cash equivalents and short-term investments. In 1998, the barge subsidiary proceeds were initially used to reduce short-term debt, but borrowings were increased over the second half of the year to fund a portion of the capital spending to prepare for the Conrail integration. The issuance of debt to finance completion of the Conrail acquisition was the primary factor affecting cash from financing activities in 1997.

During 1999, CSX issued $400 million of floating rate notes having a one-year maturity. These financings were intended to supplement the company's existing commercial paper program and ensure adequate liquidity over year end if financial markets experienced disruption from Year 2000 issues. In 1998, CSX issued approximately $1 billion of fixed-rate debt, principally to refinance commercial paper borrowings classified as long-term debt in the company's statement of financial position. The placement of this fixed-rate debt allowed the company to take advantage of a favorable interest rate environment to reduce the overall floating-rate exposure in its debt portfolio. In 1997, CSX issued over $2.5 billion in long-term debt primarily to finance completion of the Conrail transaction.

CSX repaid $126 million of long-term debt in 1999, vs. $1.1 billion in 1998 (including the commercial paper refinancings) and $398 million in 1997. Long-term debt at Dec. 31, 1999, totaled $6.2 billion, down $236 million from year-end 1998, largely reflecting the reclassification of balances to short-term debt in anticipation of the use of the proceeds from the international container-shipping sale. The ratio of debt to total capitalization at the end of 1999 was 53%, compared with 52% at the end of 1998. CSX has $400 million of remaining capacity under a shelf registration that may be used to issue debt or other securities at the company's discretion.

Cash dividends paid per common share were $1.20 for 1999 and 1998, and $1.08 in 1997. Total cash dividends of $262 million, $262 million and $235 million were paid in 1999, 1998 and 1997, respectively.

Market Risk

CSX does not currently use derivative financial instruments, although the company may from time to time employ them as part of its risk management program. If used, the objective is to manage specific risks and exposures, not to trade such instruments for profit or loss.

CSX manages its overall exposure to fluctuations in interest rates by adjusting the proportion of fixed and floating rate debt instruments within its debt portfolio over time. At Dec. 31, 1999, CSX had approximately $1.2 billion of floating-rate debt outstanding. A 1% increase in interest rates would increase annual interest expense by approximately $12 million. While the company's container-shipping terminal management subsidiary does business in several foreign countries, a substantial portion of its revenue and expenses are transacted in U.S. dollars. For this reason, CSX does not believe its foreign currency market risk is significant.

Investment In and Integrated Rail Operations with Conrail

Background and Integration
On June 1, 1999, CSX and Norfolk Southern Corporation (Norfolk Southern) formally began integrated operations over their respective portions of the Conrail Inc. (Conrail) rail system. This step implemented the operating plan envisioned by CSX and Norfolk Southern when they completed the joint acquisition of Conrail in May 1997 and received regulatory approval permitting them to exercise joint control over Conrail in August 1998.

Under this operating plan, CSXT added approximately 4,400 route miles of track in the Northeastern and Midwestern United States and in Canada to its existing lines concentrated in the Middle Atlantic and Southeastern United States. To service the new operations, approximately 5,600 former Conrail employees joined the company. CSXT now operates a network of more than 23,400 route miles in 23 states, the District of Columbia, and two Canadian provinces. CSXT and its sister company, CSX Intermodal, employ approximately 35,000 employees across the combined system.

The rail subsidiaries of CSX and Norfolk Southern operate their respective portions of the Conrail system pursuant to various operating agreements that took effect on June 1. Under these agreements, the railroads pay operating fees to Conrail for the use of right-of-way and rent for the use of equipment. Conrail continues to provide rail service in certain shared geographic areas for the joint benefit of CSX and Norfolk Southern for which it is compensated on the basis of usage by the respective railroads. CSX and Norfolk Southern, through a jointly owned acquisition entity, hold economic interests in Conrail of 42% and 58%, respectively, and voting interests of 50% each.

Financial Effects
Upon integration, substantially all of Conrail's customer freight contracts were assumed by CSX and Norfolk Southern. As a result, beginning June 1, 1999, CSX's rail and intermodal operating revenue includes revenue from traffic previously moving on Conrail. Operating expenses reflect corresponding increases for costs incurred to handle the new traffic and operate the former Conrail lines. Effective June 1, 1999, rail operating expenses also include a new expense category, "Conrail Operating Fee, Rent and Services", which reflects payments to Conrail for the use of right-of-way and equipment, as well as charges for transportation, switching, and terminal services provided by Conrail in the shared areas operated for the joint benefit of CSX and Norfolk Southern. The new expense category also includes amortization of the fair value write-up arising from the acquisition of Conrail, as well as CSX's proportionate share of Conrail's net income or loss recognized under the equity method of accounting. Prior to the June 1, 1999 integration, CSX recorded its share of Conrail's net income, less amortization of the fair value write-up, and acquisition and transition expenses in other income (expense) in the consolidated statement of earnings.

The integration of Conrail initially resulted in congestion and traffic delays on parts of the new CSX network and on the shared areas operated by Conrail. As a result, the company incurred increased costs and experienced lost revenues as customers directed business to other modes of transportation. Substantial progress was made during July and August in stabilizing post-integration operations and improving service; however, disruptions in the rail network caused by Hurricane Floyd in September, combined with seasonal traffic build-up from September through early December, adversely affected operating performance. Efforts have been focused on improving operations through network simplification and progress since mid-December has been encouraging.

While management believes it will continue to see steady improvement across the rail network that will lead to increased customer satisfaction, the return of business diverted to other modes of transportation and improved financial performance, there can be no assurance that these objectives will be met, or met within a specified time frame. If recent operating improvements are sustained, management anticipates that the company will begin realizing many of the economic synergies envisioned from the integration of its allocated portion of the Conrail network. These synergies include revenue benefits from freight traffic that currently moves on other modes of transportation (principally trucks), as well as cost savings from better equipment utilization, more direct routing of freight traffic, fewer interchange points, and the elimination of duplicate positions and facilities. CSX and Norfolk Southern now compete for traffic located in markets formerly served solely by Conrail. As a result of this process of entering new markets, there have been changes in the historic rate and traffic patterns, including some rate reductions and traffic volume shifts. The process is being driven by market conditions and, over time, may be affected by customer satisfaction with service levels provided by the competing carriers.

Conrail's Results of Operations
1999 vs. 1998. Conrail's results of operations for 1999 were significantly impacted by the changes in its business resulting from the integration with CSX and Norfolk Southern. Through May 31, 1999, Conrail's earnings include freight line-haul revenues and related expenses. Effective June 1, 1999, its major sources of revenue are derived from CSX and Norfolk Southern and consist principally of operating fees, equipment rent, and shared area usage fees. The nature of Conrail's operating expenses also has changed to reflect the new operations. As a result, meaningful comparisons of 1999 and 1998 results are more difficult.

Conrail reported net income of $26 million for 1999, compared with $267 million for 1998. Operating revenues were $2.2 billion for 1999 vs. $3.9 billion for 1998, primarily reflecting the change in operations and a 2% decline in freight revenue for the five-month period prior to integration. Operating expenses totaled $2.0 billion in 1999 and $3.3 billion in 1998. The decrease reflected the change in operations in June, partially offset by higher casualty and other claims expenses. The 1999 operating expenses include net charges of $180 million, $121 million after tax, principally to reflect the method of settlement of certain casualty liabilities based on the agreement between CSX, Norfolk Southern, and Conrail, to adjust certain litigation and environmental reserves related to settlements and completion of site reviews, and to reflect the assumption of a lease obligation by CSX. Operating expenses in 1998 included a charge of $170 million, $105 million after tax, for severance benefits covering non-union employees, and other charges and reserves totaling $132 million, $82 million after tax. Conrail's operating expenses also included transition-related costs of $60 million in 1999, principally employee training and technology integration expenses, and $149 million in 1998, principally employee retention bonuses and technology integration costs.

1998 vs. 1997. Conrail reported net income of $267 million in 1998, compared with $7 million in 1997. Operating revenue totaled $3.9 billion in 1998 vs. $3.8 billion in 1997, with the increase due principally to a 4% increase in traffic volume. All market groups except automotive-posted revenue increases for the year. Operating expenses totaled $3.3 billion in 1998 and $3.4 billion in 1997. Operating expenses for 1998 included non-recurring charges for non-union severance and other expenses totaling $302 million, $187 million after tax. The 1997 operating expenses included a $221 million charge associated with the termination of Conrail's Employee Stock Ownership Plan, which had no related income tax effect, as well as a charge of $173 million, $142 million after tax, for stock compensation and executive severance costs related to the change in ownership. Additional transition expenses reflected in the 1998 total include $149 million in 1998, primarily for employee stay bonuses and technology integration costs, and $114 million in 1997, primarily for investment banking, legal and consulting fees and employee stay bonuses. Excluding the effects of the acquisition-related compensation and transition costs, operating expenses increased 3% in 1998, primarily as a result of the higher traffic volume and higher casualty and other claims expenses, partially offset by lower fuel costs.

Financial Condition and Liquidity. Conrail's cash provided by operations of $396 million decreased by $331 million, or 46%, in 1999, and by $157 million, or 18%, in 1998. The 1999 decrease was principally due to the change in the company's operations. The decline in 1998 reflected higher incentive compensation payments and transition-related costs. Cash generated from operations is the principal source of liquidity and is primarily used for debt repayments and capital expenditures. Debt repayments totaled $112 million in 1999 and $119 million in 1998. Capital expenditures totaled $176 million in 1999 and $537 million in 1998. The significant decline in capital spending for 1999 reflected the change in operations.

Conrail had a working capital deficit of $194 million at Dec. 31, 1999, compared with a deficit of $202 million at Dec. 31, 1998. The deficit at year-end 1999 resulted from reclassifying $250 million of long-term debt to current liabilities, reflecting the maturity of the debt in June 2000. Conrail is expected to have sufficient cash flow to meet its ongoing obligations, principally from operating fees, rents, and shared area usage fees paid by CSX and Norfolk Southern.

Divestitures and Joint Venture Investment

Sale of International Container-Shipping Assets
In July 1999, CSX entered into an agreement to sell certain assets comprising the international liner business of Sea-Land, its wholly owned container-shipping subsidiary, to A. P. Moller-Maersk Line (Maersk) for approximately $800 million, subject to certain purchase price adjustments that depended on a detailed allocation and valuation of certain categories of assets. The transaction, which also involved Maersk assuming in excess of $800 million present value of Sea-Land operating lease obligations, closed on Dec. 10, 1999.

The international liner business operated approximately 75 container vessels and 200,000 containers in worldwide trades and comprised a majority of CSX's container-shipping revenue. In addition to vessels and containers, Maersk acquired certain terminal facilities and various other assets and related liabilities of the international liner business. The operating revenue associated with the assets sold was approximately $2.8 billion in 1999, $3.0 billion in 1998, and $3.2 billion in 1997.

In accordance with FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," CSX classified the international liner assets as "held for sale" in July when the agreement with Maersk was signed. The company recorded a $315 million asset impairment charge in the third quarter to adjust the book value of the related property, equipment and other long-lived assets to their fair value less cost to sell. In addition, in accordance with the provisions of Statement No. 121, no depreciation was recorded on these assets after their classification as "held for sale." Based on subsequent accounting for the completed transaction, including adjustments to reflect asset allocations agreed to at closing, the company determined that the loss on sale was approximately $86 million higher than the third quarter charge. The final loss on sale of $401 million, net of a $41 million benefit from the lower depreciation expense, reduced 1999 earnings by $360 million, $271 million after tax, $1.27 per share. The agreement with Maersk provides for a post-closing adjustment to the sales price based on the final amount of working capital conveyed, and the loss includes estimates of costs to terminate various contractual obligations of the company. These matters are expected to be resolved in fiscal 2000 and will affect the final determination of the loss on sale. Net of purchase price adjustments and cash balances conveyed to Maersk at closing, the company received cash proceeds of $751 million on the sale. Through Dec. 31, 1999, a portion of the proceeds was used to reduce short-term debt, with the remainder invested in cash equivalents and short-term investments.

CSX retained the container-shipping business serving the U.S. domestic trade and part of the company's international terminal operations and will manage them separately. Management reporting and performance measures for these businesses have been developed for fiscal year 2000. The company expects to revise its disclosures under FASB Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information," in the first quarter of 2000 to report these as separate business segments; however, it will not be practicable to provide comparative segment disclosures for prior years.

Sale of Grand Teton Lodge Subsidiary
In June 1999, CSX completed the sale of its Grand Teton Lodge resort subsidiary, located in Jackson Hole, Wyo., to Vail Resorts. The transaction resulted in a net investment gain of $27 million, $17 million after tax, 8 cents per share. CSX received net cash proceeds of $49 million.

Conveyance of Barge Unit
In June 1998, CSX conveyed its barge unit, American Commercial Lines (ACL), to a venture formed with Vectura Group Inc. (Vectura). CSX received cash proceeds of $695 million from the transaction, $67 million of which were used to repay certain outstanding debt and other obligations of ACL and to pay expenses of the transaction. As part of the transaction, NMI Holdings LLC, a wholly owned barge subsidiary of Vectura, was combined with ACL. CSX holds a 32% common interest in the venture. Operating results for 1998 include a net investment gain of $154 million, $90 million after tax, 42 cents per share, primarily from the ACL transaction.

Other Matters

Workforce Reduction Program
CSX recorded a charge of $55 million, $34 million after tax, 16 cents per share, in the fourth quarter of 1999 to recognize the cost of a program to reduce the non-union workforce at its rail and intermodal units by approximately 800 positions. A voluntary early retirement program completed in December accounted for approximately 680 of the position reductions, with the remainder achieved through a combination of involuntary terminations and normal attrition. Approximately 75% of the retirements and separations occurred by the end of the year, with the remainder scheduled to occur over the first half of fiscal year 2000 as their job responsibilities are reorganized or transitioned to other personnel. Early retirement benefits offered under the voluntary program accounted for $24 million of the charge and will be paid from CSX's pension and postretirement benefit plans. Separation benefits are being paid from cash generated by operations. Approximately half of the separation benefits were paid in 1999. On an annualized basis, the workforce reduction program is expected to provide operating expense savings of approximately $65 million.

Federal Court Decision Affecting Mountaintop Coal Mining
In October 1999, a federal district court judge ruled that certain mountaintop coal mining practices in West Virginia were in violation of the federal Clean Water Act and the federal Surface Mining and Control Reclamation Act. The decision, which is currently under appeal, could adversely affect CSX's coal traffic and revenues if upheld.

New Orleans Tank Car Fire Litigation
In September 1997, a state court jury in New Orleans, La. returned a $2.5 billion punitive damages award against CSXT. The award was made in a class-action lawsuit against a group of nine companies based on personal injuries alleged to have arisen from a 1987 fire. The fire was caused by a leaking chemical tank car parked on CSXT tracks and resulted in the 36-hour evacuation of a New Orleans neighborhood. In the same case, the court awarded a group of 20 plaintiffs compensatory damages of approximately $2 million against the defendants, including CSXT, to which the jury assigned 15% of the responsibility for the incident. CSXT's liability under that compensatory damages award is not material, and adequate provision has been made for the award.

In October 1997, the Louisiana Supreme Court set aside the punitive damages judgment, ruling the judgment should not have been entered until all liability issues were resolved. In February 1999, the Louisiana Supreme Court issued a further decision, authorizing and instructing the trial court to enter individual punitive damages judgments in favor of the 20 plaintiffs who had received awards of compensatory damages, in amounts representing an appropriate share of the jury's award. The trial court on April 8, 1999 entered judgment awarding approximately $2 million in compensatory damages and approximately $8.5 million in punitive damages to those 20 plaintiffs. Approximately $6.2 million of the punitive damages awarded were assessed against CSXT. CSXT then filed post-trial motions for a new trial and for judgment notwithstanding the verdict as to the April 8 judgment.

The new trial motion was denied by the trial court in August of 1999. On Nov. 5, 1999, the trial court issued an opinion that granted CSXT's motion for judgment notwithstanding the verdict and effectively reduced the amount of the punitive damages verdict from $2.5 billion to $850 million. CSXT believes that this amount (or any amount of punitive damages) is unwarranted and intends to pursue its full appellate remedies with respect to the 1997 trial as well as the trial judge's decision on the motion for judgment notwithstanding the verdict. The compensatory damages awarded by the jury in the 1997 trial were also substantially reduced by the trial judge. A judgment reflecting the $850 million punitive award has been entered against CSXT. CSXT has obtained and posted an appeal bond in the amount of $895 million, which will allow it to appeal the 1997 compensatory and punitive awards, as reduced by the trial judge.

A trial for the claims of 20 additional plaintiffs for compensatory damages began on May 24, 1999. In early July, the jury in that trial rendered verdicts totaling approximately $330 thousand in favor of 18 of those 20 plaintiffs. Two plaintiffs received nothing; that is, the jury found that they had not proved any damages. Management believes this result, while still excessive, supports CSXT's contention that the punitive damages award was unwarranted.

CSXT continues to pursue an aggressive legal strategy. Management believes that an adverse outcome, if any, is not likely to be material to CSX's or CSXT's financial position, although it could be material to results of operations in a particular quarterly accounting period.

Environmental Management
CSX generates and transports hazardous and nonhazardous waste in its current and former operations, and is subject to federal, state and local environmental laws and regulations. The company has identified 243 sites at which it is or may be liable for remediation costs associated with alleged contamination or for alleged violations of environmental requirements. Approximately 115 of these sites are or may be subject to remedial action under the federal Superfund statute or similar state statutes. Certain federal legislation imposes joint and several liability for the remediation of identified sites. Consequently, CSX's ultimate environmental liability may include costs relating to other parties, in addition to costs relating to its own activities at each site.

A liability of $53 million has been accrued for future costs at all sites where the company's obligation is probable and where such costs can be reasonably estimated. However, the ultimate cost could be higher or lower than the amounts currently provided. The liability includes future costs for remediation and restoration of sites, as well as for ongoing monitoring costs, but excludes any anticipated recoveries from third parties. Cost estimates were based on information available for each site, financial viability of other potentially responsible parties (PRPs), and existing technology, laws and regulations. CSX believes it has made adequate provision for its ultimate share of costs at sites subject to joint and several liability. However, the ultimate liability for remediation is difficult to determine with certainty because of the number of PRPs involved, site-specific cost-sharing arrangements with other PRPs, the degree of contamination by various wastes, the scarcity and quality of data related to many of the sites, and/or the speculative nature of remediation costs. The majority of the year-end 1999 environmental liability is expected to be paid out over the next five to seven years, funded by cash generated from operations. Total expenditures associated with protecting the environment and remedial environmental cleanup and monitoring efforts amounted to $35 million in 1999, compared with $34 million in 1998 and $36 million in 1997. During 2000, the company expects to incur preventive and remedial environmental expenditures in the range of $35 million to $45 million. Future environmental obligations are not expected to have a material impact on the results of operations or financial position of the company.

Year 2000 Computer Transition

In 1996, CSX and each of its transportation subsidiaries began a comprehensive plan to address the potential exposure associated with the Year 2000 computer problem. By the fourth quarter of 1999, all key phases of the company's Year 2000 readiness plan were completed and project teams made final preparations for the transition to Jan. 1, 2000. During the Year 2000 rollover weekend, no major problems surfaced.

CSX believes that its readiness plan was successfully executed, key objectives were met, and project teams adequately addressed all significant Year 2000 issues. The company continues to assess technology-related problems as they occur to determine if they are Year 2000 related. Detailed contingency plans remain in place and can be implemented if any Year 2000 problems occur. However, based on the information gathered since January, CSX does not expect the Year 2000 event to cause any interruptions in business operations or to adversely affect its customers.

The company has incurred total Year 2000 related costs of $70 million through the end of fiscal year 1999 and expects to incur additional costs of approximately $2 million. To provide a consistent, objective method for identifying costs of the Year 2000 plan, the company has classified expenditures as Year 2000 plan costs for reporting purposes only if they remedied only Year 2000 risks and were otherwise unnecessary in the normal course of business. The cost of the Year 2000 plan was expensed as incurred and funded by cash generated from operations.

Business Outlook for 2000

CSX enters fiscal year 2000 poised to build on its core rail and intermodal businesses and complemented by other transportation interests that are solid performers. With the Conrail integration completed, the rail unit's focus in 2000 will be on delivering stronger financial performance by driving out costs, improving railroad operations and seizing growth opportunities on the expanded network. The rail and intermodal units will work to capture merger synergies and restore customer satisfaction by improving on-time performance and other key operating measures. Modest growth in the domestic economy is expected to continue in 2000, which would be favorable for CSXT; however, CSXT's export coal business shows no sign of recovering in the foreseeable future. CSXT is currently engaged in negotiations with the bargaining representatives for its union employees, who represent the majority of its employment base; the impact of these negotiations cannot be estimated at this time. CSXT will incur higher labor costs in 2000 from cost-of-living increases provided under current union contracts unless new agreements are reached. Recent fuel price increases have adversely impacted company earnings. If these price trends continue and if the company cannot pass these higher costs through to its customers, the negative impact on fiscal year 2000 earnings is likely to be significant.

The sale of Sea-Land's international liner business leaves CSX less vulnerable to the highly volatile global container-shipping markets. The retained Sea-Land businesses have experienced management teams and are expected to generate reliable earnings and positive cash flow. CSX Lines expects to deliver stable quarterly earnings on annual revenues of approximately $700 million. CSX World Terminals anticipates capitalizing on identified growth opportunities and should generate fiscal year 2000 revenues of approximately $300 million. The contract logistics business expects continued double-digit growth and is working closely with the surface transportation group to develop new and creative transportation and logistics solutions for customers.

Forward-looking Statements

Estimates and forecasts in Management's Discussion and Analysis and in other sections of this Annual Report are based on many assumptions about complex economic and operating factors with respect to industry performance, general business and economic conditions and other matters that cannot be predicted accurately and that are subject to contingencies over which the company has no control. Such forward-looking statements are subject to uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, and projections expressed in such statements. The words "believe," "expect," "anticipate," "project," and similar expressions signify forward-looking statements. Readers are cautioned not to place undue reliance on any forward-looking statements made by or on behalf of the company. Any such statement speaks only as of the date the statement was made. The company undertakes no obligation to update or revise any forward-looking statement.

Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others, the following possibilities: (i) costs and operating difficulties related to the integration of Conrail may not be eliminated or resolved within the time frame currently anticipated; (ii) revenue and cost synergies expected from the integration of Conrail may not be fully realized or realized within the time frame anticipated; (iii) general economic or business conditions, either nationally or internationally, an increase in fuel prices, a tightening of the labor market or changes in demands of organized labor resulting in higher wages, or increased benefits or other costs or disruption of operations may adversely affect the businesses of the company; (iv) legislative or regulatory changes, including possible enactment of initiatives to reregulate the rail industry, may adversely affect the businesses of the company; (v) possible additional consolidation of the rail industry in the near future may adversely affect the operations and business of the company; and (vi) changes may occur in the securities and capital markets.

Consolidated Statement of Earnings
(Millions of Dollars, Except Per Share Amounts)

                                                                             Fiscal Years Ended
                                                              ---------------------------------------------
                                                               Dec. 31, 1999  Dec. 25, 1998  Dec. 26, 1997
-----------------------------------------------------------------------------------------------------------
Operating Income
Operating Revenue                                                 $ 10,375       $  9,490      $ 10,232
Operating Expense                                                    9,802          8,359         8,673
                                                               ------------------------------------------
Operating Income                                                       573          1,131         1,559

Other Income and Expense
Other Income                                                            52            119            51
Interest Expense                                                       521            506           451
                                                               ------------------------------------------

Earnings
Earnings from Continuing Operations
 Before Income Taxes                                                   104            744         1,159
Income Tax Expense                                                      72            224           374
                                                               ------------------------------------------
Earnings before Discontinued Operations and Cumulative
Effect of Accounting                                                    32            520           785

Earnings from Discontinued Operations,
Net of Tax                                                              19             17            14
                                                               ------------------------------------------

Earnings before Cumulative Effect of Accounting Change                  51            537           799
Cumulative Effect on Prior Years of Accounting
  Change for Insurance-related Assessments, Net of Tax                 (49)            --            --
                                                               ------------------------------------------
Net Earnings                                                      $      2       $    537      $    799
---------------------------------------------------------------------------------------------------------
Per Common Share
Earnings Per Share:
  Before Discontinued Operations and Cumulative
  Effect of Accounting Change                                     $    .15       $   2.47      $   3.74
  Earnings from Discontinued Operations                                .09            .08           .06
  Cumulative Effect of Accounting Change                              (.23)            --            --
                                                               ------------------------------------------
  Including Discontinued Operations and
  Cumulative Effect of Accounting Change                          $    .01       $   2.55      $    3.80
                                                               ------------------------------------------
Earnings Per Share, Assuming Dilution:
  Before Discontinued Operations and Cumulative
  Effect of Accounting Change                                     $    .15       $   2.43      $    3.66
  Earnings from Discontinued Operations                                .09            .08            .06
  Cumulative Effect of Accounting Change                              (.23)            --             --
                                                               ------------------------------------------
  Including Discontinued Operations and
  Cumulative Effect of Accounting Change                          $    .01       $   2.51      $    3.72
                                                               ------------------------------------------

Average Common Shares Outstanding (Thousands)                      210,616        210,860        209,979
Average Common Shares Outstanding, Assuming Dilution (Thousands)   212,696        214,196        214,445

Cash Dividends Paid Per Common Share                              $   1.20       $   1.20      $    1.08
---------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.

Consolidated Statement of Cash Flows
(Millions of Dollars)

                                                                                 Fiscal Years Ended
                                                                   -------------------------------------------------
                                                                      Dec. 31, 1999  Dec. 25, 1998   Dec. 26, 1997
--------------------------------------------------------------------------------------------------------------------
Operating Activities
Net Earnings                                                            $      2      $    537       $    799
Adjustments to Reconcile Net Earnings to Net Cash Provided
  Cumulative Effect of Accounting Change                                      49            --             --
  Depreciation                                                               621           630            646
  Deferred Income Taxes                                                      (19)          296            190
  Loss on Sale of International Container-Shipping Assets                    401            --             --
  Workforce Reduction Program                                                 55            --             --
  Net Investment Gains                                                       (27)         (154)            --
  Equity in Conrail Earnings - Net                                             2          (141)          (102)
  Other Operating Activities                                                   8           (78)           (28)
  Changes in Operating Assets and Liabilities
   Accounts Receivable                                                      (621)           19            (99)
   Other Current Assets                                                       41           (82)            (2)
   Accounts Payable                                                          301            55             39
   Other Current Liabilities                                                 258           (82)           115
                                                                        -----------------------------------------
  Net Cash Provided by Operating Activities                                1,071         1,000          1,558
-----------------------------------------------------------------------------------------------------------------
Investing Activities
Property Additions                                                        (1,517)       (1,479)        (1,125)
Net Proceeds from Sale of International Container-Shipping Assets            751            --             --
Net Proceeds from Conveyance of Barge Subsidiary                              --           628             --
Investment in Conrail                                                         (2)          (13)        (2,163)
Short-term Investments - Net                                                  94             6           (119)
Other Investing Activities                                                    92           (12)            59
                                                                        -----------------------------------------
  Net Cash Used by Investing Activities                                     (582)         (870)        (3,348)
-----------------------------------------------------------------------------------------------------------------
Financing Activities
Short-term Debt - Net                                                        187            61           (209)
Long-term Debt Issued                                                        284         1,153          2,530
Long-term Debt Repaid                                                       (126)       (1,132)          (398)
Cash Dividends Paid                                                         (262)         (262)          (235)
Common Stock Reacquired                                                       --          (103)           (11)
Other Financing Activities                                                   (51)            7             (4)
                                                                        -----------------------------------------
  Net Cash Provided (Used) by Financing Activities                            32          (276)         1,673
-----------------------------------------------------------------------------------------------------------------
Net Increase (Decrease) in Cash and Cash Equivalents                         521          (146)          (117)

Cash, Cash Equivalents and Short-term Investments
Cash and Cash Equivalents at Beginning of Year                               105           251            368
                                                                        -----------------------------------------
Cash and Cash Equivalents at End of Year                                     626           105            251
Short-term Investments at End of Year                                        348           428            439
                                                                        -----------------------------------------
Cash, Cash Equivalents and Short-term Investments at End of Year        $    974      $    533       $    690
-----------------------------------------------------------------------------------------------------------------

Supplemental Cash Flow Information
Interest Paid - Net of Amounts Capitalized                              $    523      $    498       $    423
Income Taxes Paid                                                       $     58      $    154       $    141
--------------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.

Consolidated Statement of Financial Position
(Millions of Dollars)

                                                                    Dec. 31, 1999  Dec. 25, 1998
---------------------------------------------------------------------------------------------------------------
Assets
Current Assets
  Cash, Cash Equivalents and Short-term Investments                  $    974       $    533
  Accounts Receivable                                                   1,135            898
  Materials and Supplies                                                  220            225
  Deferred Income Taxes                                                   135            128
  Other Current Assets                                                     99            200
                                                                     -------------------------
   Total Current Assets                                                 2,563          1,984
                                                                     -------------------------

Properties                                                             17,526         18,678
Accumulated Depreciation                                               (5,269)        (6,033)
                                                                     -------------------------
  Properties - Net                                                     12,257         12,645
                                                                     -------------------------

Investment in Conrail                                                   4,663          4,798
Affiliates and Other Companies                                            410            448
Other Long-term Assets                                                    827            552
                                                                     -------------------------
   Total Assets                                                      $ 20,720       $ 20,427
---------------------------------------------------------------------------------------------------

Liabilities
Current Liabilities
  Accounts Payable                                                   $  1,197       $  1,216
  Labor and Fringe Benefits Payable                                       436            462
  Casualty, Environmental and Other Reserves                              271            283
  Current Maturities of Long-term Debt                                    349            100
  Short-term Debt                                                         574            187
  Other Current Liabilities                                               646            352
                                                                     -------------------------
   Total Current Liabilities                                            3,473          2,600

Casualty, Environmental and Other Reserves                                767            645
Long-term Debt                                                          6,196          6,432
Deferred Income Taxes                                                   3,227          3,173
Other Long-term Liabilities                                             1,301          1,697
                                                                     -------------------------
   Total Liabilities                                                   14,964         14,547
---------------------------------------------------------------------------------------------------

Shareholders' Equity
Common Stock, $1 Par Value                                                218            217
Other Capital                                                           1,525          1,489
Retained Earnings                                                       4,034          4,294
Accumulated Other Comprehensive Loss                                      (21)          (120)
                                                                     -------------------------
   Total Shareholders' Equity                                           5,756          5,880
                                                                     -------------------------
   Total Liabilities and Shareholders' Equity                        $ 20,720       $ 20,427
---------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.

Consolidated Statement of Changes in Shareholders' Equity
(Millions of Dollars)

                                                       Common Shares                        Accumulated Other
                                                        Outstanding Common  Other  Retained  Comprehensive
                                                       (Thousands)  Stock  Capital  Earnings     Loss   Total
-------------------------------------------------------------------------------------------------------------
Balance Dec. 27, 1996                                    216,885    $ 217  $ 1,433  $ 3,455  $ (110)  $ 4,995

Comprehensive Earnings:
  Net Earnings                                                --       --       --      799      --       799
  Adjustment of Minimum Pension Liability,
   Net of $45 Income Taxes                                    --       --       --       --      87        87
                                                                                                      -------
  Comprehensive Earnings                                                                                  886
                                                                                                      -------

Dividends                                                     --       --       --     (235)     --      (235)
Common Stock Issued (Repurchased) - Net                    1,425        1      119       --      --       120
-------------------------------------------------------------------------------------------------------------
Balance Dec. 26, 1997                                    218,310      218    1,552    4,019     (23)    5,766

Comprehensive Earnings:
Net Earnings                                                  --       --       --      537      --       537
  Adjustment of Minimum Pension Liability,
   Net of $54 Income Taxes                                    --       --       --       --     (94)      (94)
  Other - Net                                                 --       --       --       --      (3)       (3)
                                                                                                      -------
  Comprehensive Earnings                                                                                  440
                                                                                                      -------
Dividends                                                     --       --       --     (262)     --      (262)
Common Stock Issued (Repurchased) - Net                   (1,191)      (1)     (63)      --      --       (64)
-------------------------------------------------------------------------------------------------------------

Balance Dec. 25, 1998                                    217,119      217    1,489    4,294    (120)    5,880

Comprehensive Earnings:
  Net Earnings                                                --       --       --        2      --         2
  Adjustment of Minimum Pension Liability,
   Net of $56 Income Taxes                                    --       --       --       --      99        99
                                                                                                       ------
  Comprehensive Earnings                                                                                  101
                                                                                                       ------
Dividends                                                     --       --       --     (262)     --      (262)
Common Stock Issued (Repurchased) - Net                    1,325        1       36       --      --        37
-------------------------------------------------------------------------------------------------------------
Balance Dec. 31, 1999                                    218,444     $218   $1,525   $4,034   $ (21)   $5,756
-------------------------------------------------------------------------------------------------------------

See accompanying Notes to Consolidated Financial Statements.

Note 1. Significant Accounting Policies.

Nature of Operations
CSX Corporation (CSX) is a freight transportation company with principal business units providing rail, intermodal, and container shipping services. Rail transportation services are provided principally throughout the eastern United States and accounted for slightly more than half of the company's 1999 operating revenue. Intermodal services are provided through a dedicated network of terminals and facilities across North America and accounted for nearly 10% of operating revenue in 1999. Container-shipping services were provided in the United States and more than 80 countries and territories throughout the world and accounted for more than a third of 1999 operating revenue. In December 1999, CSX sold its international container-shipping liner operations (see Note 4.), but continues to own and operate its domestic container shipping and terminal management businesses. In September 2000, the Company sold its contract logistics segment (See Note 21).

Rail shipments include merchandise traffic, automobiles and related products, and coal, coke and iron ore. Merchandise traffic comprised nearly 60% of rail revenue in 1999, while automotive traffic accounted for nearly 15% and coal, coke and iron ore accounted for slightly more than 25%. Merchandise traffic includes chemicals, paper and forest products, agricultural products, minerals, metals, phosphates and fertilizer, and food and consumer products. Coal shipments originate principally from mining locations in the eastern United States and primarily supply domestic utility and export markets.

Principles of Consolidation
The Consolidated Financial Statements include CSX and its majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. Investments in companies that are not majority-owned are carried at either cost or equity, depending on the extent of control.

Fiscal Year
CSX follows a 52/53-week fiscal reporting calendar. Fiscal year 1999 consisted of 53 weeks. Fiscal years 1998 and 1997 consisted of 52 weeks. A 52-week fiscal year consists of four 13-week quarters; a 53-week year reports an extra week in the first quarter.

Earnings Per Share
References to earnings per share in the Notes to Consolidated Financial Statements assume dilution.

Cash, Cash Equivalents and Short-term Investments
Cash in excess of current operating requirements is invested in various short-term instruments carried at cost that approximates market value. Those short-term investments having a maturity of three months or less at the date of acquisition are classified as cash equivalents.

Materials and Supplies
Materials and supplies consist primarily of fuel and items for maintenance of property and equipment, and are carried at average cost.

Properties
All properties are stated at cost, less an allowance for accumulated depreciation. Main-line track on the rail system is depreciated using a composite straight-line method. All other property and equipment is depreciated on a straight-line basis over estimated useful lives of three to 50 years.

Regulations enforced by the Surface Transportation Board (STB) of the U.S. Department of Transportation require periodic formal studies of ultimate service lives for all railroad assets. Resulting service life estimates are subject to review and approval by the STB. For retirements or disposals of depreciable rail assets that occur in the ordinary course of business, the asset cost (net of salvage value or sales proceeds) is charged to accumulated depreciation and no gain or loss is recognized. For retirements or disposals of depreciable assets of non-rail businesses, and for all dispositions of land, gains or losses are recognized at the time of disposal. Expenditures that significantly increase asset values or extend useful lives are capitalized. Repair and maintenance expenditures are charged to operating expense when the work is performed.

Properties and other long-lived assets are reviewed for impairment whenever events or business conditions indicate the carrying amount of such assets may not be fully recoverable. Initial assessments of recoverability are based on estimates of undiscounted future net cash flows associated with an asset or a group of assets. Where impairment is indicated, the assets are evaluated for sale or other disposition, and their carrying amount is reduced to fair value based on discounted net cash flows or other estimates of fair value.

Revenue and Expense Recognition
Surface transportation (rail and intermodal) revenue and expense are recognized proportionately as freight moves from origin to destination. Marine transportation (container-shipping) revenue and a corresponding accrual for the estimated cost to complete delivery are recorded when cargo first sails from its port of origin.

Environmental Costs
Environmental costs are charged to expense when they relate to an existing condition caused by past operations and do not contribute to current or future revenue generation. Liabilities are recorded when CSX's responsibility for environmental remedial efforts is deemed probable and the costs can be reasonably estimated. Generally, the timing of these accruals coincides with the completion of a feasibility study or the company's commitment to a formal plan of action.

Stock-based Compensation
The company records expense for stock-based compensation in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. Disclosures required with respect to the alternative fair value measurement and recognition methods prescribed by Financial Accounting Standards Board (FASB) Statement No. 123, "Accounting for Stock-Based Compensation," are presented in Note 15 - Stock Plans.

Prior-year Data
Certain prior-year data have been reclassified to conform to the 1999 presentation.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires that management make estimates in reporting the amounts of certain revenues and expenses for each fiscal year and certain assets and liabilities at the end of each fiscal year. Actual results may differ from those estimates.

Comprehensive Earnings
CSX reports comprehensive earnings (loss) in accordance with FASB Statement No. 130, "Reporting Comprehensive Income," in the Consolidated Statement of Changes in Shareholders' Equity. Accumulated other comprehensive loss at Dec. 31, 1999 and Dec. 25, 1998, consists of minimum pension liability adjustments ($15 million and $114 million, respectively) and foreign currency translation adjustments and other ($6 million and $6 million, respectively).

Accounting Pronouncements
The FASB has issued Statement No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of Effective Date of FASB Statement No. 133," which postpones the effective date of FASB Statement No. 133 until fiscal quarters of all fiscal years beginning after June 15, 2000. Statement No. 133 requires companies to record derivatives on the statement of financial position, measured at fair value. The statement also sets forth new accounting rules for gains or losses resulting from changes in the values of derivatives. While CSX does not currently use derivative financial instruments, and its historical use of such instruments has not been material, the company plans to adopt this statement in the first quarter of 2001 to the extent it may apply at that time. The company would not expect the adoption of Statement No. 133 to have a material impact on its financial statements.

Note 2. Change in Method of Accounting for Insurance-Related Assessments.

CSX adopted the American Institute of Certified Public Accountants' Statement of Position No. 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments," (SOP No. 97-3) effective as of the beginning of fiscal year 1999. SOP No. 97-3 requires companies to accrue assessments related to workers' compensation second injury funds and is applicable to CSX with respect to certain assessments incurred by Sea-Land Service, Inc. (Sea-Land), the company's container-shipping unit. The assessments relate to employees who have experienced second injuries over periods dating back to the 1970s and are receiving a disability benefit. Previously, the assessments were charged to expense in the fiscal year they were paid. As a result of adopting SOP No. 97-3, the company recorded a non-cash charge of $78 million, $49 million after tax, 23 cents per share, to reflect the cumulative effect on prior years of the accounting change. Had the accounting change been applied retroactively, the effect on net earnings and related per share amounts would not have been material to any period presented.

Note 3. Investment in and Integrated Rail Operations with Conrail.

Background
CSX and Norfolk Southern Corporation (Norfolk Southern) completed the acquisition of Conrail Inc. (Conrail) in May 1997. Conrail owns the primary freight railroad system serving the northeastern United States, and its rail network extends into several midwestern states and into Canada. CSX and Norfolk Southern, through a jointly owned acquisition entity, hold economic interests in Conrail of 42% and 58%, respectively, and voting interests of 50% each. CSX and Norfolk Southern received regulatory approval from the Surface Transportation Board (STB) to exercise joint control over Conrail in August 1998 and subsequently began integrated rail operations over allocated portions of the Conrail lines in June 1999.

The rail subsidiaries of CSX and Norfolk Southern operate their respective portions of the Conrail system pursuant to various operating agreements that took effect on June 1, 1999. Under these agreements, the railroads pay operating fees to Conrail for the use of right-of-way and rent for the use of equipment. Conrail continues to provide rail service in certain shared geographic areas for the joint benefit of CSX and Norfolk Southern for which it is compensated on the basis of usage by the respective railroads. The majority of Conrail's operations workforce transferred to CSX or Norfolk Southern, although certain operations personnel, as well as certain management and administrative employees, remain at Conrail to oversee its ongoing business activities. As a result of the acquisition, a number of positions were eliminated and certain duplicate facilities were closed.

Acquisition Accounting by the Jointly Owned Entity and CSX
The jointly owned entity has accounted for the acquisition of Conrail as a purchase business combination effective as of the August 1998 control date. At that time, its investment in Conrail was approximately $10.2 billion, consisting of the original $9.8 billion purchase price plus equity in Conrail's earnings, net of purchase price amortization, since the May 1997 acquisition date. This amount has been allocated to reflect the fair values of Conrail's assets and liabilities as follows (in millions):

Current Assets                        $   879
Property and Equipment, Net            17,832
Other Assets                            1,122
Current Liabilities                    (1,279)
Long-term Debt                         (1,891)
Deferred Income Taxes                  (5,595)
Other Liabilities                        (868)
                                      -------
  Total                               $10,200
-------------------------------------------------------

The jointly owned entity's purchase price allocation included a provision of $280 million for the cost to Conrail of separating non-union employees whose positions were eliminated as a result of the acquisition. CSX separately recorded liabilities totaling approximately $400 million to provide for other acquisition-related obligations it is required to fund, including separation and relocation costs for Conrail union employees, relocation costs for Conrail non-union employees, and costs associated with the closure of certain Conrail facilities. CSX increased its investment in Conrail on the statement of financial position as a result of recording these separate obligations.

Under STB restrictions, CSX and Norfolk Southern did not have complete access to Conrail's properties and records and also were prevented from negotiating labor implementing agreements prior to the August 1998 control date. As a result, the amounts initially recorded by the jointly owned entity and by CSX for separation costs and other acquisition-related obligations were preliminary and were adjusted to reflect refinements identified as CSX and Norfolk Southern completed their integration of the Conrail network. These adjustments did not have a significant effect on the purchase price allocation.

Conrail Financial Information
Summary financial information for Conrail for its fiscal years ended Dec. 31, 1999, 1998 and 1997 is as follows:

                               Years Ended Dec. 31,                                                     Dec. 31,
---------------------------------------------------                                               -------------------
                               1999    1998   1997                                                   1999    1998
---------------------------------------------------    --------------------------------------------------------------
Income Statement Information:                          Balance Sheet Information:
Revenues                       $2,174 $3,863 $3,765    Current Assets                               $  669   $1,005
  Income from Operations          128    515    322    Property and Equipment and Other Assets       7,714    8,039
  Net Income                       26    267      7    Total Assets                                  8,383    9,044
---------------------------------------------------    Current Liabilities                             863    1,207
                                                       Long-term Debt                                1,302    1,609
                                                       Total Liabilities                             4,564    5,244
                                                       Stockholders' Equity                          3,819    3,800
                                                       --------------------------------------------------------------

Conrail's operating results for 1999 were significantly impacted by the changes in its business resulting from the integration with CSX and Norfolk Southern. Effective June 1, 1999, Conrail's major sources of revenue are derived from CSX and Norfolk Southern and consist principally of operating fees, equipment rent, and shared area usage fees. The nature of Conrail's operating expenses also has changed to reflect the new operations. In addition, Conrail's 1999 operating results included after-tax expenses of $121 million principally to reflect the method of settlement of certain casualty liabilities based on the agreement between CSX, Norfolk Southern and Conrail, to adjust certain litigation and environmental reserves related to settlements and completion of site reviews, and to reflect the assumption of a lease obligation by CSX. Certain of these items were considered by the joint acquisition entity in its fair value allocation of Conrail's assets and liabilities and, accordingly, were excluded in determining the equity in Conrail's net income recorded by CSX.

Conrail's operating results for the years ended Dec. 31, 1998, and 1997 included certain charges related to the acquisition. The 1998 charges totaled $187 million on an after-tax basis and reflected the accrual of separation costs for non-union employees below the executive level. The 1997 charges totaled $363 million on an after-tax basis and reflected the accrual of separation costs for Conrail executives, as well as the vesting of benefits under certain stock compensation plans and the termination of Conrail's Employee Stock Ownership Plan. The jointly owned entity accounted for these costs as part of the fair value allocation and CSX accordingly excluded them in determining its equity in Conrail's net income. Excluding the charges, Conrail's net income totaled $454 million for the year ended Dec. 31, 1998, and $370 million for the year ended Dec. 31, 1997.

CSX's Accounting for its Investment in and Integrated Rail Operations with Conrail Upon integration, substantially all of Conrail's customer freight contracts were assumed by CSX and Norfolk Southern. As a result, beginning June 1, 1999, CSX's rail and intermodal operating revenue includes revenue from traffic previously moving on Conrail. Operating expenses reflect corresponding increases for costs incurred to handle the new traffic and operate the former Conrail lines. Effective June 1, 1999, rail operating expenses also include a new expense category, "Conrail Operating Fee, Rent and Services," which reflects payments to Conrail for the use of right-of-way and equipment; as well as charges for transportation, switching, and terminal services provided by Conrail in the shared areas operated for the joint benefit of CSX and Norfolk Southern. The new expense category also includes amortization of the fair value write-up arising from the acquisition of Conrail, as well as CSX's proportionate share of Conrail's net income or loss recognized under the equity method of accounting. Prior to the June 1, 1999 integration, CSX recorded its share of Conrail's net income, less amortization of the fair value write-up, and acquisition and transition expenses, in other income (expense) in the Consolidated Statement of Earnings.

As previously outlined, CSX and Norfolk Southern completed the joint acquisition of Conrail in May 1997. At that time, CSX's economic interest in Conrail increased to 42% from approximately 20%. Had CSX held its 42% interest in Conrail from the beginning of the fiscal year, its net earnings for the year ended Dec. 26, 1997, would have been reduced by $28 million to $771 million, $3.60 per share, reflecting additional amounts for equity in Conrail's net income, amortization of the fair value write-up, and interest on the acquisition debt.

Transactions With Conrail
The agreement under which CSX operates its allocated portion of the Conrail route system has an initial term of 25 years and may be renewed at CSX's option for two five-year terms. Operating fees paid to Conrail under the agreement are subject to adjustment every six years based on the fair value of the underlying system. Lease agreements for the Conrail equipment operated by CSX cover varying terms. CSX is responsible for all costs of operating, maintaining, and improving the routes and equipment under these agreements. Future minimum payments to Conrail under the operating, equipment and shared area agreements total $247 million for 2000, $240 million for 2001, $248 million for 2002, $256 million for 2003, $261 million for 2004, and $4.4 billion for years after 2004.

At Dec. 31, 1999, CSX had $53 million in amounts receivable from Conrail, principally for reimbursement of certain capital improvement costs and accrued vacation for former Conrail employees who joined CSX in June 1999. CSX has recorded a corresponding vacation liability and will pay the employees as they take vacation. Conrail advances its available cash balances to CSX and Norfolk Southern under variable-rate demand loan agreements. At Dec. 31, 1999, Conrail had advanced $93 million to CSX under this arrangement at an interest rate of 5.6%. CSX also had amounts payable to Conrail of approximately $105 million representing expenses incurred under the operating, equipment, and shared area agreements.

Note 4. Divestitures and Joint Venture Investment.

Sale of International Container-Shipping Assets
In July 1999, CSX entered into an agreement to sell certain assets comprising the international liner business of Sea-Land to A. P. Moller-Maersk Line (Maersk) for approximately $800 million, subject to certain purchase price adjustments that depended on a detailed allocation and valuation of certain categories of assets. The transaction, which also involved Maersk assuming in excess of $800 million present value of Sea-Land operating lease obligations, closed on Dec. 10, 1999.

The international liner business operated approximately 75 container vessels and 200,000 containers in worldwide trades and comprised a majority of CSX's container-shipping revenue. In addition to vessels and containers, Maersk acquired certain terminal facilities and various other assets and related liabilities of the international liner business. The operating revenue associated with the assets sold was approximately $2.8 billion for 1999, $3.0 billion in 1998, and $3.2 billion in 1997.

In accordance with FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," CSX classified the international liner assets as "held for sale" in July when the agreement with Maersk was signed. The company recorded a $315 million asset impairment charge in the third quarter to adjust the book value of the related property, equipment and other long-lived assets to their fair value less cost to sell. In addition, in accordance with the provisions of Statement No. 121, no depreciation was recorded on these assets after their classification as "held for sale." Based on subsequent accounting for the completed transaction, including adjustments to reflect asset allocations agreed to at closing, the company determined that the loss on sale was approximately $86 million higher than the third quarter charge. The final loss on sale of $401 million, net of a $41 million benefit from the lower depreciation expense, reduced 1999 earnings by $360 million, $271 million after tax, $1.27 per share. The agreement with Maersk provides for a post-closing adjustment to the sales price based on the final amount of working capital conveyed, and the loss includes estimates of costs to terminate various contractual obligations of the company. These matters are expected to be resolved in fiscal 2000 and will affect the final determination of the loss on sale. Net of purchase price adjustments and cash balances conveyed to Maersk at closing, the company received cash proceeds of $751 million on the sale. Through Dec. 31, 1999, a portion of the proceeds was used to reduce short-term debt, with the remainder invested in cash equivalents and short-term investments.

CSX retained the container-shipping business serving the U.S. domestic trade and part of the company's international terminal operations and will manage them separately. Management reporting and performance measures for these businesses have been developed for fiscal year 2000. The company expects to revise its disclosures under FASB Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information," in the first quarter of 2000 to report these as separate business segments; however, it will not be practicable to provide comparative segment disclosures for prior years.

Sale of Grand Teton Lodge Subsidiary
In June 1999, CSX completed the sale of its Grand Teton Lodge resort subsidiary, located in Jackson Hole, Wyo., to Vail Resorts. The transaction resulted in a net investment gain of $27 million, $17 million after tax, 8 cents per share. CSX received net cash proceeds of $49 million.

Conveyance of Barge Subsidiary to Joint Venture
On June 30, 1998, CSX conveyed its wholly owned barge subsidiary, American Commercial Lines LLC (ACL), to a venture formed with Vectura Group Inc. (Vectura). As part of the transaction, NMI Holdings LLC, a wholly owned barge subsidiary of Vectura, was combined with ACL. CSX received cash proceeds of $695 million from the transaction, $67 million of which were used to repay certain outstanding debt and other obligations of ACL and to pay expenses of the transaction. Operating results for the year ended Dec. 25, 1998, include a net investment gain of $154 million, $90 million after tax, 42 cents per share, primarily from the ACL transaction.

CSX has a 32% common ownership in the new venture. Due to the reduction in its ownership interest, CSX has accounted for its investment in the venture under the equity method for the fiscal years ended Dec. 25, 1998 and Dec 31, 1999. For periods prior to fiscal year 1998, ACL was accounted for as a consolidated subsidiary.

Note 5. Workforce Reduction Program.

CSX recorded a charge of $55 million, $34 million after tax, 16 cents per share, in the fourth quarter of 1999 to recognize the cost of a program to reduce the non-union workforce at its rail and intermodal units by approximately 800 positions. A voluntary early retirement program completed in December accounted for approximately 680 of the position reductions, with the remainder achieved through a combination of involuntary terminations and normal attrition. Approximately 75% of the retirements and separations occurred by the end of the year, with the remainder scheduled to occur over the first half of fiscal year 2000 as their job responsibilities are reorganized or transitioned to other personnel. Early retirement benefits offered under the voluntary program accounted for $24 million of the charge and will be paid from CSX's pension and postretirement benefit plans. Separation benefits are being paid from cash generated by operations. Approximately half of the separation benefits were paid in 1999. Substantially all of the remaining amounts will be paid in fiscal year 2000 and are included in "Labor and Fringe Benefits Payable" in the consolidated statement of financial position.

Note 6. Operating Expense.

                                                                           1999     1998     1997
---------------------------------------------------------------------------------------------------
Labor and Fringe Benefits                                                 $3,291   $2,983   $3,073
Materials, Supplies and Other                                              2,637    2,463    2,450
Conrail Operating Fee, Rent and Services                                     280       --       --
Building and Equipment Rent                                                1,165    1,059    1,066
Inland Transportation                                                        918      893      920
Depreciation                                                                 583      598      610
Fuel                                                                         472      393      554
Loss on Sale of International Container-Shipping Assets                      401       --       --
Workforce Reduction Program                                                   55       --       --
Restructuring Credit                                                          --      (30)      --
                                                                      -----------------------------
  Total                                                                   $9,802   $8,359   $8,673
                                                                      -----------------------------
Selling, General and Administrative Expense Included in Above Items       $1,074   $1,142   $1,084
---------------------------------------------------------------------------------------------------

Note 7. Other Income.

                                                                               1999    1998    1997
---------------------------------------------------------------------------------------------------
Interest Income                                                                  $ 47   $ 52   $ 53
Income from Real Estate and Resort Operations(a)                                   74     47     71
Net Investment Gain(b)                                                             27    154     --
Net Losses from Accounts Receivable Sold                                          (31)   (30)   (29)
Minority Interest                                                                 (40)   (35)   (41)
Net Income (Loss) from Investment in Conrail                                      (42)   (39)    34
Equity Earnings of Other Affiliates                                                17     27      6
Foreign Currency Loss                                                              (4)   (16)    (1)
Miscellaneous                                                                       4    (41)   (42)
                                                                         --------------------------
  Total                                                                          $ 52   $119    $51
---------------------------------------------------------------------------------------------------

(a) Gross revenue from real estate and resort operations was $204 million, $194 million and $206 million in 1999, 1998 and 1997, respectively.

(b) The $27 million net investment gain recognized in 1999 was attributable to the sale of the Grand Teton Lodge Company. The $154 million net gain in 1998 was primarily attributable to the conveyance of the company's barge subsidiary to a joint venture. See Note 4.

Note 8. Income Taxes.

Earnings from domestic and foreign operations and related income tax expense are as follows:

                                                          1999    1998   1997
------------------------------------------------------------------------------
Earnings from Continuing Operations Before Income Taxes:
     -- Domestic                                          $ 58   $ 543  $  970
     -- Foreign                                             46     201     189
                                                   ---------------------------
  Total Earnings from Continuing Operations
    Before Income Taxes                                   $104   $ 744  $1,159
------------------------------------------------------------------------------

Income Tax Expense (Benefit):
Current  -- Federal                                       $ 65   $(103) $  137
     -- Foreign                                             26      34      31
     -- State                                                1      (6)     16
                                                  ----------------------------
  Total Current                                             92     (75)    184
                                                  ----------------------------

 Deferred -- Federal                                       (75)    262     168
     -- Foreign                                              3       2       1
     -- State                                               52      35      21
                                                  ----------------------------
  Total Deferred                                           (20)    299     190
                                                  ----------------------------
  Total Income Tax Expense                                $ 72   $ 224 $   374
------------------------------------------------------------------------------

Income tax expense reconciled to the tax computed at statutory rates is as follows:

                                                                         1999         1998           1997
-------------------------------------------------------------------------------------------------------------
Tax at Statutory Rates                                                 $37    35%   $260    35%  $406     35%
State Income Taxes                                                       6     6      18     2     24      2
Equity in Conrail Net Income                                            (4)   (4)    (49)   (7)   (30)    (3)
Loss on Sale of International Container-Shipping Assets                 43    41      --    --     --     --
Other Items                                                            (10)   (9)     (5)   --    (26)    (2)
                                                        -----------------------------------------------------
   Income Tax Expense                                                  $72    69%   $224    30%  $374     32%
-------------------------------------------------------------------------------------------------------------

The significant components of deferred tax assets and liabilities include:

                                                 Dec. 31, 1999  Dec. 25, 1998
-----------------------------------------------------------------------------

Deferred Tax Assets:
  Productivity/Restructuring Charges                  $  133     $  139
  Employee Benefit Plans                                 309        406
  Other                                                  502        527
                                                 ----------------------------
   Total                                                 944      1,072
                                                 ----------------------------

Deferred Tax Liabilities:
  Accelerated Depreciation                             3,256      3,334
  Other                                                  780        783
                                                 ----------------------------
   Total                                               4,036      4,117
-----------------------------------------------------------------------------
Net Deferred Tax Liabilities                          $3,092     $3,045
---------------------------------------------------------------------------

The sale of certain assets comprising the international liner business of Sea-Land (Note 4.) increased the effective deferred state income tax rate which is applied to the company's cumulative temporary differences.

In addition to the annual provision for deferred income tax expense, the change in the year-end net deferred income tax liability balances included the income tax effect of the changes in the minimum pension liability in 1999 and 1998, the income tax effect of the transfer of certain assets and obligations from Conrail's primary defined benefit pension plan to the CSX pension plan in 1999, and the income tax effect of accruing assessments related to workers compensation second injury funds in accordance with SOP No. 97-3 in 1999.

The company has not recorded domestic deferred or additional foreign income taxes applicable to undistributed earnings of foreign subsidiaries that are considered to be indefinitely reinvested. Such earnings amounted to $172 million and $205 million at Dec. 31, 1999 and Dec. 25, 1998, respectively. These amounts may become taxable upon their remittance as dividends or upon the sale or liquidation of these foreign subsidiaries. It is not practicable to determine the amount of net additional income tax that may be payable if such earnings were repatriated.

The company files a consolidated federal income tax return, which includes its principal domestic subsidiaries. Examinations of the federal income tax returns of CSX have been completed through 1990. Returns for 1991 through 1996 are currently under examination. Management believes adequate provision has been made for any adjustments that might be assessed.

Note 9. Accounts Receivable.

The company sells revolving interests in its rail accounts receivable to public investors through a securitization program and to a financial institution through commercial paper conduit programs. The accounts receivable are sold, without recourse, to a wholly owned, special-purpose subsidiary, which then transfers the receivables, with recourse, to a master trust. The securitization and conduit programs are accounted for as sales in accordance with FASB Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." Receivables sold under these arrangements are excluded from accounts receivable in the consolidated statement of financial position. In June 1998, the company replaced an expiring securitization program with a new program and reduced the amount of receivables sold under the conduit programs. At Dec. 31, 1999, the agreements provide for the sale of up to $350 million in receivables through the securitization program and $50 million through the conduit programs.

At Dec. 31, 1999 and Dec. 25, 1998, the company had sold $347 million of accounts receivable; $300 million through the securitization program and $47 million through the conduit programs. The certificates issued under the securitization program bear interest at 6% annually and mature in June 2003. Receivables sold under the conduit program require yield payments based on prevailing commercial paper rates plus incremental fees. Losses recognized on the sale of accounts receivable totaled $31 million, $30 million, and $29 million in 1999, 1998 and 1997, respectively.

The company has retained the responsibility for servicing accounts receivable transferred to the master trust. The average servicing period is approximately one month. No servicing asset or liability has been recorded since the fees the company receives for servicing the receivables approximate the related costs.

The company maintains an allowance for doubtful accounts based upon the expected collectibility of accounts receivable, including receivables transferred to the master trust. Allowances for doubtful accounts of $81 million and $92 million have been applied as a reduction of accounts receivable at Dec. 31, 1999 and Dec. 25, 1998, respectively.

Note 10. Properties.

                               Dec. 31, 1999               Dec. 25, 1998
                             ---------------------------------------------------
                                   Accumulated                 Accumulated
                             Cost  Depreciation Net      Cost  Depreciation Net
--------------------------------------------------------------------------------

Rail:
Road                        $10,534  $2,641  $ 7,893    $10,202  $2,745  $ 7,457
Equipment                     5,243   1,983    3,260      4,762   1,806    2,956
                            ----------------------------------------------------
  Total Rail                 15,777   4,624   11,153     14,964   4,551   10,413
Container-shipping              600     339      261      2,662   1,204    1,458
Other                         1,149     306      843      1,052     278      774
                            ----------------------------------------------------
  Total                     $17,526  $5,269  $12,257   $18,678   $6,033  $12,645
--------------------------------------------------------------------------------

Note 11. Casualty, Environmental and Other Reserves.


Activity related to casualty, environmental and other reserves is as follows:

                                           Casualty and      Environmental  Separation
                                         Other Reserves(a)(b) Reserves(a) Liabilities(a)(c) Total
----------------------------------------------------------------------------------------
Balance Dec. 27, 1996                            $ 534      $117      $ 370     $1,021
Charged to Expense                                 277        12         --        289
Payments                                          (249)      (30)       (22)      (301)
----------------------------------------------------------------------------------------
Balance Dec. 26, 1997                              562        99        348      1,009
Charged to Expense                                 309         3         --        312
Restructuring Credit                                --        --        (30)       (30)
Payments and Other Reductions                     (318)      (27)       (18)      (363)
----------------------------------------------------------------------------------------
Balance Dec. 25, 1998                              553        75        300        928
Charged to Expense                                 417         3         --        420
Cumulative Effect of Accounting Change              78        --         --         78
Payments and Other Reductions                     (333)      (25)       (30)      (388)
----------------------------------------------------------------------------------------
Balance Dec. 31, 1999                            $ 715      $ 53      $ 270     $1,038
----------------------------------------------------------------------------------------

(a) Balances include current portions of casualty and other, environmental and separation reserves, respectively, of $236 million, $20 million and $15 million at Dec. 31, 1999; $244 million, $20 million and $19 million at Dec. 25, 1998; $245 million, $20 million and $33 million at Dec. 26, 1997.

(b) Casualty reserves are estimated based upon the first reporting of an accident or personal injury. Liabilities for accidents are based upon field reports and liabilities for personal injuries and occupational claims are based upon the type and severity of the injury or claim and the use of current trends and historical data. The company has recorded liabilities in sufficient amounts to cover identified claims and an estimate of incurred, but not reported, claims. Future liabilities for certain occupational hazards are not subject to reasonable estimation.

(c) Separation liabilities at Dec. 31, 1999, relate to productivity charges recorded in 1991 and 1992 to provide for the estimated costs of implementing workforce reductions, improvements in productivity and other cost reductions at the company's major transportation units. The remaining liabilities are expected to be paid out over the next 15 to 20 years. The remaining liability for separation costs incurred in connection with the 1999 workforce reduction program is included in "Labor and Fringe Benefits Payable" (see Note 5).

The company increased casualty and other reserves by $78 million at the beginning of fiscal year 1999 to record the cumulative effect on prior years of adopting a new accounting rule (SOP No. 97-3) related to assessments by workers' compensation second injury funds. The assessments relate to disability benefits received by former employees of Sea-Land and previously were charged to expense in the fiscal year they were paid.

During 1998, CSXT recorded a restructuring credit of $30 million, reflecting the reversal of certain separation and labor protection reserves established as part of a 1995 restructuring charge. These reserves were associated with planned workforce reductions that did not occur as a result of a new telecommunications contract CSXT entered into in July 1998.

Note 12. Debt and Credit Agreements.

                                                       Average Interest Rates
Types and Maturity Dates                                 at Dec. 31, 1999  Dec. 31, 1999  Dec. 25, 1998
-------------------------------------------------------------------------------------------------------
Commercial Paper                                               5.39%           $ 800         $1,000
Notes (2002-2032)                                              7.53%           4,558          4,560
Equipment Obligations (2000-2014)                              6.88%             940            770
Mortgage Bonds (2002-2003)                                     3.16%              56             72
Other Obligations, including Capital Leases (2000-2010)        7.34%             191            130
                                                           --------------------------------------------
  Total                                                        7.13%           6,545          6,532
Less Debt Due Within One Year                                                    349            100
                                                                             --------------------------
  Total Long-term Debt                                                        $6,196         $6,432
-------------------------------------------------------------------------------------------------------

CSX maintains a $2.5 billion bank credit agreement to provide financing for a portion of the Conrail acquisition and for general working capital needs. Under the agreement, the company may borrow directly from the participating banks or utilize the credit facility to support the issuance of commercial paper. Direct borrowings from the participating banks can be obtained, at the company's option, under a competitive bid process among the banks or under a revolving credit arrangement with interest either at LIBOR plus a margin determined by the company's credit rating or at an alternate base rate, as defined in the agreement. The company pays annual fees to the participating banks that may range from .06% to .15% of the total commitment, depending upon its credit rating. The credit agreement, which expires in November 2001, also includes certain covenants and restrictions, such as limitations on debt as a percentage of total capitalization and restrictions on the disposition of certain assets. At Dec. 31, 1999, CSX had commercial paper borrowings supported by the credit facility of $1.374 billion, of which $800 million was classified as long-term debt based on the company's ability and intent to maintain this debt outstanding for more than one year. At Dec. 26, 1998, the company had commercial paper borrowings of $1.187 billion, of which $1 billion was classified as long-term debt. Short-term debt totaled $574 million at a weighted-average interest rate of 5.39% at Dec. 31, 1999, and $187 million at a weighted-average interest rate of 5.82% at Dec. 25, 1998.

CSX issued other debt during 1999 and 1998. In 1999, $400 million of floating rate notes with a one-year maturity were issued to ensure adequate liquidity over year end in the event that financial markets experienced disruption from Year 2000 issues. In 1998, the company issued approximately $1 billion of fixed rate notes, principally to refinance commercial paper borrowings incurred to complete the Conrail acquisition. The notes have maturities ranging from 2001 to 2028 and interest rates ranging from 5.85% to 6.80%. In addition to these financings, the company had customary borrowing and repayment activity in connection with the acquisition of equipment.

In January 1999, CSX completed a shelf registration statement with the Securities and Exchange Commission that provides for the issuance of up to $800 million in debt securities and warrants, common stock, preferred stock, depository shares, or warrants for common or preferred stock. At Dec. 31, 1999, the company had $400 million of capacity remaining under the shelf registration.

Excluding long-term commercial paper, the company has long-term debt maturities for 2000 through 2004 aggregating $349 million, $157 million, $584 million, $314 million and $391 million, respectively. Certain of CSX's rail unit properties are pledged as security for various rail-related long-term debt issues.

Note 13. Common and Preferred Stock.

The company has a single class of common stock, $1 par value, of which 300 million shares are authorized. Each share is entitled to one vote in all matters requiring a vote. At Dec. 31, 1999, common shares issued and outstanding totaled 218,444,959.

The company also has total authorized preferred stock of 25 million shares, of which 250,000 shares of Series A have been reserved for issuance, and 3 million shares of Series B have been reserved for issuance under the Shareholder Rights Plan discussed below. All preferred shares rank senior to common shares both as to dividends and liquidation preference. No preferred shares were outstanding at Dec. 31, 1999.

On May 29, 1998, the board of directors adopted a Shareholder Rights Plan. Pursuant to the Plan, each outstanding share of common stock also evidences one preferred share purchase right ("right"). Each right entitles shareholders of record to purchase from the company, until the earlier of June 8, 2008, or the redemption of the rights, one one-hundredth of a share of Series B preferred stock at an exercise price of $180, subject to certain adjustments or, under certain circumstances, to obtain additional shares of common stock in exchange for the rights. The rights are not exercisable or transferable apart from the related common shares until the earlier of 10 business days following the public announcement that a person or affiliated group has acquired 20% or more of the company's outstanding common stock; or 10 days following the commencement or announcement of an intention to make a tender offer or exchange offer, the consummation of which would result in the ownership by a person or group of 15% or more of the outstanding common stock. The board of directors may redeem the rights at a price of one cent per right at any time prior to the acquisition by a person or group of 20% or more of the outstanding common stock.

Note 14. Earnings Per Share.



The following table sets forth the computation of earnings per share and earnings per share, assuming dilution.

                                                                                           1999       1998      1997
---------------------------------------------------------------------------------------------------------------------
Numerator:
  Net Earnings before Discontinued Operations and Cumulative Effect of
     Accounting Change                                                                 $      32  $     520  $    785

Denominator (thousands):
  Average Common Shares Outstanding                                                      210,616    210,860   209,979
  Effect of Potentially Dilutive Common Shares, Principally Employee Stock Plans           2,080      3,336     4,466
                                                                                     --------------------------------
  Average Common Shares Outstanding, Assuming Dilution                                   212,696    214,196   214,445
                                                                                     --------------------------------
Earnings Per Share, from continuing operations                                         $     .15  $    2.47  $   3.74
                                                                                     --------------------------------
Earnings Per Share, from continuing operations, Assuming Dilution                      $     .15  $    2.43  $   3.66
---------------------------------------------------------------------------------------------------------------------

Certain potentially dilutive securities outstanding at Dec. 31, 1999, Dec. 25, 1998, and Dec. 26, 1997, were not included in the computation of earnings per share, assuming dilution, since their exercise prices were greater than the average market price of the common shares during the period and their effect is antidilutive. These shares totaled 15.60 million at a weighted-average exercise price of $45.80 per share for 1999, 9.60 million at $48.84 per share for 1998, and 1.96 million at $57.00 for 1997.

Note 15. Stock Plans.

The company maintains several stock plans designed to encourage ownership of its stock and provide incentives for employees to contribute to its success. Expense for stock-based compensation under these plans is based on the intrinsic value accounted for under the principles of APB Opinion No. 25 and related Interpretations. The company recognized compensation expense of $6 million in 1999, a net credit of $4 million in 1998, and expense of $66 million in 1997. Had compensation expense been determined based upon fair values at the date of grant, consistent with the methods of FASB Statement No. 123, the company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below.

                                                      1999   1998   1997
--------------------------------------------------------------------------------

Net Earnings                          -- As Reported $   2   $ 537   $ 799
                                      -- Pro Forma   $ (22)  $ 481   $ 791

Earnings Per Share                    -- As Reported $ .01   $2.55   $3.80
                                      -- Pro Forma   $(.11)  $2.28   $3.77

Earnings Per Share, Assuming Dilution -- As Reported $ .01   $2.51   $3.72
                                      -- Pro Forma   $(.11)  $2.24   $3.69
--------------------------------------------------------------------------------

The pro forma fair value method of accounting was applied only to stock-based awards granted after Dec. 30, 1994. Because all stock-based compensation expense for 1999, 1998 and 1997 was not restated and because stock-based awards granted may vary from year to year, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

Stock Purchase and Loan Plan
The Stock Purchase and Loan Plan provides for the purchase of common stock and related rights by eligible officers and key employees of the company and entitles them to obtain loans with respect to the shares purchased. The Plan is intended to further the long-term stability and financial success of the company by providing a method for eligible employees to increase significantly their ownership of common stock. A total of 9 million shares are reserved for issuance under the Plan.

In consideration for shares purchased, participants have provided down payments of not less than 5% nor more than 25% of the purchase price in the form of cash, recourse notes or equity earned in the Plan. The remaining purchase price is in the form of non-recourse loans secured by the shares issued. At Dec. 31, 1999 and Dec. 25, 1998, loans outstanding totaled $261 million and $275 million, respectively, at weighted-average interest rates of 6.6% for both years. All non-recourse loans under the Plan were originally subject to certain adjustments after a vesting period based upon targeted increases in the market price of CSX common stock. Certain of the market price thresholds were met prior to 1998, resulting in forgiveness of interest (net of dividends applied to interest) plus a portion of the principal balances of the notes.

At Dec. 31, 1999, there were 143 participants in the Plan. Transactions involving the Plan are as follows:

                                                Shares
                                               (000's)  Average Price(a)
--------------------------------------------------------------------------

Outstanding at Dec. 27, 1996                    8,111     $46.26
  Issued                                          138     $59.43
  Exchanged, Canceled or Withdrawn               (581)    $22.48
                                                --------------------------
Outstanding at Dec. 26, 1997                    7,668     $45.74
  Exchanged, Canceled or Withdrawn               (503)    $45.13
                                                --------------------------
Outstanding at Dec. 25, 1998                    7,165     $45.75
  Exchanged, Canceled or Withdrawn               (349)    $47.50
                                                --------------------------
Outstanding at Dec. 31, 1999                    6,816     $46.93
--------------------------------------------------------------------------

(a) Represents average cost to participants, net of cumulative note forgiveness.

There were no shares issued under the Stock Purchase and Loan Plan in 1999 or 1998. The weighted-average fair value benefit to participants for a share issued under the Plan in 1997 was $19.82. This value was estimated as of the grant date using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 6.1%; dividend yield of 2.2%; volatility factor of 22.2%; and expected life of six years.

1987 Long-term Performance Stock Plan and 1990 Stock Award Plan
The CSX Corporation 1987 Long-term Performance Stock Plan and 1990 Stock Award Plan provide for awards in the form of stock options, Stock Appreciation Rights
(SARs), Performance Share Awards (PSAs), Restricted Stock Awards (RSAs) and Incentive Compensation Program shares (ICPs) to eligible officers and employees. Awards granted under the Plans are determined by the board of directors based on the financial performance of the company.

At Dec. 31, 1999, there were 3,243 current or former employees with outstanding grants under the 1987 Plan. A total of 20,413,561 shares were reserved for issuance, of which 1,465,331 were available for new grants. At Dec. 31, 1999, there were 1,276,289 shares reserved for issuance under the 1990 Plan, of which 432,729 were available for new grants. The remaining shares are assigned to outstanding stock options, SARs, RSAs and PSAs.

The majority of stock options have been granted with 10-year terms and vest at the end of one year of continued employment. The exercise price for options granted equals the market price of the underlying stock on the date of grant. A summary of the company's stock option activity and related information for the fiscal years ended Dec. 31, 1999, Dec. 25, 1998, and Dec. 26, 1997, follows:

                                              1999                          1998                          1997
                                -----------------------------------------------------------------------------------------
                                   Shares    Weighted-average    Shares    Weighted-average    Shares    Weighted-average
                                   (000s)     Exercise Price     (000s)     Exercise Price     (000s)     Exercise Price
----------------------------------------------------------- ------------------------ ------------------------------------
Outstanding at Beginning of Year   16,288        $41.73         16,171          $40.49         13,102         $35.82
Granted                             3,226        $43.96          2,674          $48.43          4,182         $51.44
Exchanged, Canceled or Expired       (521)       $48.89         (1,505)         $52.82            (31)        $49.89
Exercised                            (683)       $24.19         (1,052)         $23.80         (1,082)        $26.08
----------------------------------------------------------- ------------------------ ------------------------------------
Outstanding at End of Year         18,310        $42.57         16,288          $41.73         16,171         $40.49
----------------------------------------------------------- ------------------------ ------------------------------------
Exercisable at End of Year         10,038        $37.94         10,447          $36.96          9,911         $34.08
----------------------------------------------------------- ------------------------ ------------------------------------
Fair Value of Options Granted     $ 10.92                      $ 11.22                        $ 12.25
----------------------------------------------------------- ------------------------ ------------------------------------

On Dec. 14, 1998, 1,297,595 stock options granted in April 1998 at an exercise price of $52.66 per share were exchanged for 1,038,076 new options at an exercise price of $41.78 per share.

The following table summarizes information about stock options outstanding at Dec. 31, 1999:

                           Options Outstanding              Options Exercisable
          ---------------------------------------------------------------------------------------
                Number      Weighted-average                          Number
             Outstanding      Remaining           Weighted-average  Exercisable  Weighted-average
              (000s)        Contractual Life      Exercise Price      (000s)      Exercise Price
          --------------------------------------------------------  -----------------------------
$15 to $20       903             1.1                   $19.18             903         $19.18
$30 to $39     4,590             3.4                   $35.55           4,590         $35.55
$40 to $49     9,015             7.4                   $43.64           3,941         $42.94
$50 to $57     3,802             7.1                   $54.10             604         $51.43
------------------------------------------------------------ ------------------------------------
  Total       18,310             6.1                   $42.57          10,038         $37.94
-------------------------------------------------------------------------------------------------

The fair value of options granted in 1999, 1998 and 1997 was estimated as of the dates of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1999, 1998 and 1997, respectively: risk-free interest rates of 5.2%, 5.2% and 6.5%; volatility factors of 24%, 23% and 21%; dividend yields of 2.6%, 2.4% and 2.2%; and expected lives of 6 years, 5 years and 4.8 years.

Under the Plans, the value of PSAs is contingent on the achievement of performance goals and completion of certain continuing employment requirements over a three-year period. Each PSA earned will equal the fair market value of one share of CSX common stock on the date of payment. At Dec. 31, 1999, there were 1,323,200 shares reserved for outstanding PSAs. In 1999, 1998 and 1997, respectively, 256,000, 518,500, and 126,600 PSAs were granted to employees. The weighted-average fair value of those shares was $41.52 for 1999, $52.00 for 1998, and $44.88 for 1997. In February 2000, the company's Board of Directors approved a plan to discontinue grants of PSA's after 1999. In connection with that plan, the final number of shares to be distributed under outstanding grants was determined. These shares will be issued to participants in 2000.

During 1999, 500,000 shares were issued as RSAs to certain executives. The RSAs vest over a three or four year employment period and are contingent on the achievement of certain financial performance goals. The fair value of RSAs was$45.48 as of the date of grant.

At Dec. 31, 1999, there were 56,024 SARs outstanding with a weighted-average exercise price of $16.84. In 1999, 1998 and 1997, respectively, 130,116, 77,556 and 171,377 SARs were exercised at weighted-average exercise prices of $16.77, $15.58 and $14.94. There were no grants of SARs in 1999, 1998 or 1997.

Stock Purchase and Dividend Reinvestment Plans
The 1991 Employees Stock Purchase and Dividend Reinvestment Plan provides a method and incentive for eligible employees to purchase shares of the company's common stock at market value by payroll deductions. To encourage stock ownership, employees receive a 17.65% matching payment on their contributions in the form of additional stock purchased by the company. Each matching payment of stock is subject to a two-year holding period. Sales of stock prior to the completion of the holding period result in forfeiture of the matching stock purchase. Officers and key employees who qualify for the Stock Purchase and Loan Plan are not eligible to participate in this Plan. At Dec. 31, 1999, there were 565,453 shares of common stock available for purchase under this Plan. Employees purchased 38,989 shares in 1999, 37,403 shares in 1998 and 35,593 shares in 1997 under the plan at weighted-average market prices of $41.53, $46.63, and $51.94 for 1999, 1998 and 1997, respectively.

The company also maintains the Employees Stock Purchase and Dividend Reinvestment Plan and the Shareholders Dividend Reinvestment Plan, adopted in 1981, under which all employees and shareholders may purchase CSX common stock at the average of daily high and low sale prices for the five trading days ending on the day of purchase. To encourage stock ownership, employees receive a 5% discount on all purchases under this program. At Dec. 31, 1999, there were 5,488,329 shares reserved for issuance under these Plans.

Stock Plan for Directors
The Stock Plan for Directors, approved by the shareholders in 1992, governs in part the manner in which directors' fees and retainers are paid. A minimum of 40% of the retainers must be paid in common stock of the company. In addition, each director may elect to receive up to 100% of the remaining retainer and fees in the form of common stock of the company. In 1997, shareholders approved amendments to the Plan that would permit additional awards of stock or stock options. In 1999, 13,000 stock options were granted with an exercise price of $35.31. In 1998, 13,000 stock options were granted with an exercise price of $41.25. The Plan permits each director to elect to transfer stock into a trust that will hold the shares until the participant's death, disability, retirement as a director, other cessation of services as a director, or change in control of the company. At Dec. 31, 1999, there were 898,330 shares of common stock reserved for issuance under this Plan.

Note 16. Fair Value of Financial Instruments.

Fair values of the company's financial instruments are estimated by reference to quoted prices from market sources and financial institutions, as well as other valuation techniques. Long-term debt is the only financial instrument of the company with a fair value significantly different from its carrying amount. At Dec. 31, 1999, the fair value of long-term debt, including current maturities, was $6.44 billion, compared with a carrying amount of $6.55 billion. At Dec. 25, 1998, the fair value of long-term debt, including current maturities, was $6.96 billion, compared with a carrying amount of $6.53 billion. The fair value of long-term debt has been estimated using discounted cash flow analysis based upon the company's current incremental borrowing rates for similar types of financing arrangements.

Note 17. Employee Benefit Plans.

The company sponsors defined benefit pension plans, principally for salaried personnel. The plans provide eligible employees with retirement benefits based principally on years of service and compensation rates near retirement. Plan assets consist primarily of common stocks, corporate bonds and cash and cash equivalents.

In addition to the defined benefit pension plans, the company sponsors three plans that provide medical and life insurance benefits to most full-time salaried employees upon their retirement. The postretirement medical plans are contributory, with retiree contributions adjusted annually. The life insurance plan is non-contributory. The company's current policy is to fund the cost of the postretirement medical and life insurance benefits on a pay-as-you-go basis, as in prior years.

The company uses a plan year of Oct. 1 through Sept. 30 to value its pension and postretirement plans on an actuarial basis.

                                                                          Pension Benefits  Postretirement Benefits
                                                                        -------------------------------------------
                                                                           1999       1998       1999      1998
-------------------------------------------------------------------------------------------------------------------
Change in Benefit Obligation
Benefit Obligation at Beginning of Plan Year                             $1,615     $1,470     $  315     $ 345
Service Cost                                                                 51         39          9         8
Interest Cost                                                               102         98         20        21
Transfer of Benefit Obligations from Conrail Plan                            42         --         --        --
Conveyance of Barge Subsidiary                                               --        (85)        --       (18)
Plan Participants' Contributions                                             --         --          4         4
Actuarial (Gain) Loss                                                      (170)       187         (3)      (12)
Benefits Paid                                                              (100)       (94)       (37)      (33)
                                                                       ----------------------------------------
  Benefit Obligation at End of Plan Year                                  1,540      1,615        308       315

Change in Plan Assets
Fair Value of Plan Assets at Beginning of Plan Year                       1,273      1,371         --        --
Actual Return on Plan Assets                                                155         54         --        --
Transfer of Assets from Conrail Plan                                        260         --         --        --
Conveyance of Barge Subsidiary                                               --        (96)        --        --
Employer Contributions                                                       16         38         33        29
Plan Participants' Contributions                                             --         --          4         4
Benefits Paid                                                              (100)       (94)       (37)      (33)
                                                                       ----------------------------------------
  Fair Value of Plan Assets at End of Plan Year                           1,604      1,273         --        --

Funded Status                                                                64       (342)      (308)     (315)
Unrecognized Actuarial Loss                                                  29        352         23        26
Unrecognized Prior Service Cost                                              10         11         (2)       (3)
Unrecognized Transition Obligation                                           --          1         --        --
Fourth Quarter Activity:
  Special Termination Benefits - Workforce Reduction Program                (23)        --         (1)       --
  Employer Contributions to Pension Plans                                     5          2         --        --
  Net Postretirement Benefits Paid                                           --         --          8         8
                                                                       ----------------------------------------
  Net Amount Recognized in Statement of Financial Position               $   85     $   24     $ (280)    $(284)
---------------------------------------------------------------------------------------------------------------

Amount Recognized in Statement of Financial Position Consists of:
  Prepaid Benefit Cost                                                   $  215     $    7     $   --     $  --
  Accrued Benefit Liability                                                (161)      (173)      (280)     (284)
  Intangible Asset                                                            7         11         --        --
  Accumulated Other Comprehensive Loss                                       24        179         --        --
                                                                 ----------------------------------------------
   Net Amount Recognized in Statement of Financial Position              $   85   $   24       $ (280)    $(284)
---------------------------------------------------------------------------------------------------------------


                                                                Pension Benefits  Postretirement Benefits
                                                               --------------------------------------------
                                                                     1999    1998       1999     1998
------------------------------------------------------------------------------------------------------------
Weighted-average Assumptions:
Discount Rates:
  Benefit Cost for Plan Year                                         6.50%    7.50%     6.50%    7.50%
  Benefit Obligation at End of Plan Year                             7.75%    6.50%     7.75%    6.50%
Rate of Compensation Increase                                        5.00%    5.00%     5.00%    5.00%
Expected Return on Plan Assets                                       9.50%    9.50%      n/a      n/a
------------------------------------------------------------------------------------------------------------

For plans with a projected benefit obligation in excess of plan assets at Dec. 31, 1999, the aggregate projected benefit obligation was $431 million and the aggregate fair value of plan assets was $256 million. For plans with an accumulated benefit obligation in excess of plan assets at Dec. 31, 1999, the aggregate accumulated benefit obligation was $160 million and the aggregate fair value of plan assets was $37 million.

The net postretirement benefit obligation was determined using the assumption that the health care cost trend rate for medical plans was 8.5% for 1999-2000, decreasing gradually to 5.5% by 2005 and remaining at that level thereafter. A 1% change in the assumed health care cost trend rate would have the following effects:
                                                                   1%     1%
                                                              Increase  Decrease
                                                            --------------------
Effect on postretirement benefits service and interest cost      $ 3    $ (2)
Effect on postretirement benefit obligation                       19     (17)
--------------------------------------------------------------------------------


                                                                              Pension Benefits     Postretirement Benefits
                                                                            -----------------------------------------------------
                                                                               1999    1998    1997    1999    1998    1997
---------------------------------------------------------------------------------------------------------------------------------
Components of Net Periodic Benefit Cost
Service Cost                                                                  $  51   $  39   $  40   $   9   $   8   $   10
Interest Cost                                                                   102      98      98      20      21       25
Expected Return on Plan Assets                                                 (118)   (101)    (96)     --      --       --
Amortization of Transition Obligation                                            --       6       5      --      --       --
Amortization of Prior Service Cost                                                1       1      --      (1)     (4)      (7)
Recognized Net Actuarial (Gain) Loss                                             22      12      13      --      (1)       2
                                                                            ------------------------------------------------
  Net Periodic Benefit Cost                                                      58      55      60      28      24       30
Special Termination Benefits - Workforce Reduction Program                       23      --      --       1      --       --
                                                                            ------------------------------------------------
  Net Periodic Benefit Cost Including Special Termination Benefits            $  81   $  55   $  60   $  29   $  24   $   30
----------------------------------------------------------------------------------------------------------------------------

During 1999, certain assets and obligations of Conrail's primary defined benefit pension plan were transferred to the pension plans of CSX and Norfolk Southern. The CSX plan received $260 million of plan assets at fair value and assumed $42 million of benefit obligations.

In December 1999, pursuant to a workforce reduction initiative that offered a retirement benefit enhancement to employees electing early retirement, the company recorded a non-recurring charge that included $23 million of special termination pension benefits and $1 million of special termination postretirement benefits.

As a result of the workforce reduction initiative and the sale of assets comprising the international liner business of Sea-Land, a significant number of employees participating in pension and postretirement benefit plans sponsored by CSX have terminated active employment and the plans have experienced a curtailment. Because both curtailment events occurred after the Sept. 30, 1999 measurement date, the effect of the curtailment will not be recognized in the company's financial statements until fiscal year 2000. CSX anticipates recording a net pre-tax curtailment loss of approximately $2 million in the first quarter of 2000.

The conveyance of CSX's barge subsidiary to a joint venture during 1998 included various pension and postretirement benefit plans and reduced the related obligations and assets in CSX's Consolidated Statement of Financial Position.

During 1999 and 1998, CSX recorded changes in its minimum pension liability. These changes did not affect net earnings, but are a component of accumulated other comprehensive loss on an after-tax basis. In 1999, the minimum pension liability decreased by $158 million, principally due to the transfer of assets from Conrail's pension plan and to higher interest rates, which increased the discount applied to pension obligations. In 1998, the minimum pension liability increased by $148 million due to lower interest rates, which reduced the discount applied to pension obligations, and to a broad decline in U.S. stock prices during the third quarter.

Other Plans
The company maintains savings plans for virtually all full-time salaried employees and certain employees covered by collective bargaining agreements. Expense associated with these plans was $28 million, $20 million, and $23 million for 1999, 1998 and 1997, respectively.

Under collective bargaining agreements, the company participates in a number of union-sponsored, multiemployer benefit plans. Payments to these plans are made as part of aggregate assessments generally based on number of employees covered, hours worked, tonnage moved or a combination thereof. Total contributions of $247 million, $235 million, and $238 million were made to these plans in 1999, 1998 and 1997, respectively.

Note 18. Commitments and Contingencies.

Lease Commitments
In addition to the agreements covering routes and equipment leased from Conrail (See Note 3), the company leases equipment from other parties under agreements with terms up to 21 years. Non-cancelable, long-term leases generally include options to purchase at fair value and to extend the terms. At Dec. 31, 1999, minimum building and equipment rentals under these operating leases totaled approximately $247 million for 2000, $238 million for 2001, $194 million for 2002, $197 million for 2003, $176 million for 2004, and $1 billion thereafter. Rent expense on operating leases, exclusive of the Conrail agreements, totaled $1.2 billion in 1999, $1.1 billion in 1998, and $1.2 billion in 1997. These amounts include net daily rental charges on railroad operating equipment of $381 million, $258 million, and $239 million in 1999, 1998, and 1997, respectively.

Purchase Commitments
CSXT entered into agreements in 1998 and 1999 to purchase 140 locomotives. These orders covered normal locomotive replacement needs as well as one-time locomotive power requirements related to the integration of Conrail operations. CSXT has taken delivery of 101 of the locomotives through Dec. 31, 1999. The remaining 39 units are scheduled to be delivered in 2000.

Contingencies
Guarantees
The company and its subsidiaries are contingently liable individually and jointly with others as guarantors of long-term debt and obligations principally relating to leased equipment, joint ventures and joint facilities. These contingent obligations were not material to the company's results of operations and financial position at Dec. 31, 1999. CSX also remains contingently liable for certain lease obligations assumed by Maersk as part of its purchase of Sea-Land's international liner business. CSX believes that Maersk will fulfill its contractual commitments with respect to such leases and that CSX will have no further liability for these obligations.

New Orleans Tank Car Fire
In September 1997, a state court jury in New Orleans, Louisiana returned a $2.5 billion punitive damages award against CSXT. The award was made in a class-action lawsuit against a group of nine companies based on personal injuries alleged to have arisen from a 1987 fire. The fire was caused by a leaking chemical tank car parked on CSXT tracks and resulted in the 36-hour evacuation of a New Orleans neighborhood. In the same case, the court awarded a group of 20 plaintiffs compensatory damages of approximately $2 million against the defendants, including CSXT, to which the jury assigned 15% of the responsibility for the incident. CSXT's liability under that compensatory damages award is not material, and adequate provision has been made for the award.

In October 1997, the Louisiana Supreme Court set aside the punitive damages judgment, ruling the judgment should not have been entered until all liability issues were resolved. In February 1999, the Louisiana Supreme Court issued a further decision, authorizing and instructing the trial court to enter individual punitive damages judgments in favor of the 20 plaintiffs who had received awards of compensatory damages, in amounts representing an appropriate share of the jury's award. The trial court on April 8, 1999, entered judgment awarding approximately $2 million in compensatory damages and approximately 8.5 million in punitive damages to those 20 plaintiffs. Approximately $6.2 million of the punitive damages awarded were assessed against CSXT. CSXT then filed post-trial motions for a new trial and for judgment notwithstanding the verdict as to the April 8 judgment.

The new trial motion was denied by the trial court in August of 1999. On Nov. 5, 1999, the trial court issued an opinion that granted CSXT's motion for judgment notwithstanding the verdict and effectively reduced the amount of the punitive damages verdict from $2.5 billion to $850 million. CSXT believes that this amount (or any amount of punitive damages) is unwarranted and intends to pursue its full appellate remedies with respect to the 1997 trial as well as the trial judge's decision on the motion for judgment notwithstanding the verdict. The compensatory damages awarded by the jury in the 1997 trial were also substantially reduced by the trial judge. A judgment reflecting the $850 million punitive award has been entered against CSXT. CSXT has obtained and posted an appeal bond in the amount of $895 million, which will allow it to appeal the 1997 compensatory and punitive awards, as reduced by the trial judge.

A trial for the claims of 20 additional plaintiffs for compensatory damages began on May 24, 1999. In early July, the jury in that trial rendered verdicts totaling approximately $330 thousand in favor of 18 of those 20 plaintiffs. Two plaintiffs received nothing; that is, the jury found that they had not proved any damages. Management believes that this result, while still excessive, supports CSXT's contention that the punitive damages award was unwarranted.

CSXT continues to pursue an aggressive legal strategy. Management believes that an adverse outcome, if any, is not likely to be material to CSX's or CSXT's financial position, although it could be material to results of operations in a particular quarterly accounting period.

Self-Insurance
Although the company obtains substantial amounts of commercial insurance for potential losses for third-party liability and property damage, reasonable levels of risk are retained on a self-insurance basis. A portion of the insurance coverage, $25 million limit above $100 million per occurrence from rail and certain other operations, is provided by a company partially owned by CSX.

Environmental
CSXT is a party to various proceedings involving private parties and regulatory agencies related to environmental issues. CSXT has been identified as a potentially responsible party (PRP) at 115 environmentally impaired sites that are or may be subject to remedial action under the Federal Superfund statute (Superfund) or similar state statutes. A number of these proceedings are based on allegations that CSXT, or its railroad predecessors, sent hazardous substances to the facilities in question for disposal. Such proceedings arising under Superfund or similar state statutes can involve numerous other waste generators and disposal companies and seek to allocate or recover costs associated with site investigation and cleanup, which could be substantial.

CSXT is involved in a number of administrative and judicial proceedings and other clean-up efforts at 243 sites, including the sites addressed under the Federal Superfund statute or similar state statutes, where it is participating in the study and/or clean-up of alleged environmental contamination. The assessment of the required response and remedial costs associated with most sites is extremely complex. Cost estimates are based on information available for each site, financial viability of other PRPs, where available, and existing technology, laws and regulations. CSXT's best estimates of the allocation method and percentage of liability when other PRPs are involved are based on assessments by consultants, agreements among PRPs, or determinations by the U.S. Environmental Protection Agency or other regulatory agencies.

At least once each quarter, CSXT reviews its role, if any, with respect to each such location, giving consideration to the nature of CSXT's alleged connection to the location (i.e., generator, owner or operator), the extent of CSXT's alleged connection (i.e., volume of waste sent to the location and other relevant factors), the accuracy and strength of evidence connecting CSXT to the location, and the number, connection and financial position of other named and unnamed PRPs at the location. The ultimate liability for remediation can be difficult to determine with certainty because of the number and creditworthiness of PRPs involved. Through the assessment process, CSXT monitors the creditworthiness of such PRPs in determining ultimate liability.

Based upon such reviews and updates of the sites with which it is involved, CSXT has recorded, and reviews at least quarterly for adequacy, reserves to cover estimated contingent future environmental costs with respect to such sites. The recorded liabilities for estimated future environmental costs at Dec. 31, 1999 and Dec. 25, 1998, were $53 million and $75 million, respectively. These recorded liabilities, which are undiscounted, include amounts representing CSXT's estimate of unasserted claims, which CSXT believes to be immaterial. The liability has been accrued for future costs for all sites where the company's obligation is probable and where such costs can be reasonably estimated. The liability includes future costs for remediation and restoration of sites as well as any significant ongoing monitoring costs, but excludes any anticipated insurance recoveries. The majority of the Dec. 31, 1999, environmental liability is expected to be paid out over the next five to seven years, funded by cash generated from operations.

The company does not currently possess sufficient information to reasonably estimate the amounts of additional liabilities, if any, on some sites until completion of future environmental studies. In addition, latent conditions at any given location could result in exposure, the amount and materiality of which cannot presently be reliably estimated. Based upon information currently available, however, the company believes its environmental reserves are adequate to accomplish remedial actions to comply with present laws and regulations, and that the ultimate liability for these matters will not materially affect its overall results of operations and financial condition.

Other Legal Proceedings
A number of legal actions are pending against CSX and certain subsidiaries in which claims are made in substantial amounts. While the ultimate results of environmental investigations, lawsuits and claims against the company cannot be predicted with certainty, management does not currently expect that resolution of these matters will have a material adverse effect on CSX's consolidated

--------------------------------------------------------------------------------

financial position, results of operations or cash flows. The company is also party to a number of actions, the resolution of which could result in gain realization in amounts that could be material to results of operations in the quarter received.

Note 19. Business Segments.

The company operates in three business segments: Rail, Intermodal, and Container Shipping . The rail segment provides rail freight transportation over a network of more than 23,400 route miles in 23 states, the District of Columbia and two Canadian provinces. The intermodal segment provides transcontinental intermodal transportation services and operates a network of dedicated intermodal facilities across North America. Prior to the sale of its international liner operations in December 1999 (see Note 4), the container-shipping segment provided global transportation services via a fleet of 91 container ships and 220,000 containers. The company's segments are strategic business units that offer different services and are managed separately based on the differences in these services.

The company evaluates performance and allocates resources based on several factors, of which the primary financial measure is business segment operating income, defined as income from operations, excluding the effects of non-recurring charges and gains. The accounting policies of the segments are the same as those described in the summary of significant accounting policies (Note
1). Intersegment sales and transfers are generally accounted for as if the sales or transfers were to third parties, that is, at current market prices.

Business segment information for fiscal years 1999, 1998 and 1997 is as follows:

                                       Surface Transportation
---------------------------------    ----------------------------            Container
Fiscal year ended Dec. 31, 1999      Rail   Intermodal      Total             Shipping         Other     Total
--------------------------------------------------------------------------------------------------------------
Revenue from External Customers   $ 5,623       $943      $ 6,566               $3,809          --     $10,375
Intersegment Revenue                   --         16           16                   --          --          16
Operating Income                      823         84          907                   48          --         955
Assets                             12,985        401       13,386                1,290          --      14,676
Depreciation Expense                  469         24          493                   90          --         583
Property Additions                  1,298         63        1,361                   86          --       1,447
--------------------------------------------------------------------------------------------------------------

                                       Surface Transportation
---------------------------------    ----------------------------            Container
Fiscal year ended Dec. 25, 1998      Rail   Intermodal      Total             Shipping         Other     Total
--------------------------------------------------------------------------------------------------------------
Revenue from External Customers   $ 4,956       $618      $ 5,574               $3,916          --     $ 9,490
Intersegment Revenue                   --         30           30                   --          --          30
Operating Income                    1,001         33        1,034                   37          --       1,071
Assets                             11,897        217       12,114                2,453          --      14,567
Depreciation Expense                  450         18          468                  130          --         598
Property Additions                  1,212         99        1,311                   54          --       1,365
--------------------------------------------------------------------------------------------------------------

                                       Surface Transportation
---------------------------------    ----------------------------            Container
Fiscal year ended Dec. 26, 1997      Rail   Intermodal      Total             Shipping        Other(a)   Total
--------------------------------------------------------------------------------------------------------------
Revenue from External Customers   $ 4,989       $634      $ 5,623               $3,991        $618     $10,232
Intersegment Revenue                   --         35           35                   --          --          35
Operating Income                    1,229         46        1,275                  175          69       1,519
Assets                             11,403        218       11,621                2,576         626      14,823
Depreciation Expense                  429         14          443                  128          39         610
Property Additions                    712         32          744                  251          52       1,047
--------------------------------------------------------------------------------------------------------------

 (a) Other includes the company's barge operations, which were conveyed to a joint venture in 1998 and are no longer a consolidated activity (see Note 4).

A reconciliation of the totals reported for the business segments to the applicable line items in the consolidated financial statements is as follows:

                                                                  1999       1998      1997
                                                          ---------------------------------
Revenue:
Revenue from External Customers for Business Segments          $10,375    $ 9,490   $10,232
Intersegment Revenue for Business Segments                          16         30        35
Elimination of Intersegment Revenue                                (16)       (30)      (35)
                                                          ---------------------------------
     Total Consolidated Revenue                                $10,375    $ 9,490   $10,232
-------------------------------------------------------------------------------------------

Operating Income:
Operating Income for Business Segments                         $   955    $ 1,071   $ 1,519
Reclassification of Minority Interest Expense                       40         34        40
Loss on Sale, Net of Depreciation Benefit                         (360)        --        --
Workforce Reduction Program                                        (55)        --        --
Restructuring Credit                                                --         30        --
Unallocated Corporate Expenses                                      (7)        (4)       --
                                                           ---------------------------------
  Total Consolidated Operating Income                          $   573    $ 1,131   $ 1,559
-------------------------------------------------------------------------------------------

Assets:
Assets for Business Segments                                   $14,676    $14,567   $14,823
Investment in Conrail                                            4,663      4,798     4,244
Elimination of Intercompany Receivables                            (32)       (36)      (33)
Non-segment Assets(b)                                            1,413      1,098       923
                                                          ---------------------------------
   Total Consolidated Assets                                   $20,720    $20,427   $19,957
-------------------------------------------------------------------------------------------

Depreciation Expense:
Depreciation Expense for Business Segments                     $   583    $   598   $   610
Non-segment Depreciation(b)                                         38         32        36
                                                          ---------------------------------
   Total Consolidated Depreciation Expense                     $   621    $   630   $   646
-------------------------------------------------------------------------------------------

Property Additions:
Property Additions for Business Segments                       $ 1,447    $ 1,365   $ 1,047
Non-segment Property Additions(b)                                   70        114        78
                                                          ---------------------------------
   Total Consolidated Property Additions                       $ 1,517    $ 1,479   $ 1,125
-------------------------------------------------------------------------------------------

(b) Non-segment assets include corporate cash and cash equivalents and assets of non-transportation businesses. Non-segment depreciation and property additions are primarily attributable to non-transportation businesses and discontinued operations. Principal non-transportation businesses include real estate and resort operations and information technology subsidiaries serving multiple segments.

--------------------------------------------------------------------------------

Included in the consolidated financial statements are the following amounts related to geographic locations:

                                                1999     1998     1997
-----------------------------------------------------------------------
Revenues:(c)
United States                                 $ 8,141   $7,266   $7,976
Asia                                            1,378    1,239    1,188
Europe                                            516      668      721
Other                                             340      317      347
                                         ------------------------------
   Total Consolidated Revenues                $10,375   $9,490  $10,232
-----------------------------------------------------------------------

(c) Revenues are attributed to geographic locations based on port of origin for container-shipping operations and the location of the service provided for all other operations.

More than 95% of the company's long-lived assets are located in the United States. The company does not have a single external customer that represents 10% or more of its consolidated revenue.

Note 20. Summarized Financial Data - Sea-Land Service Inc.

During 1987, Sea-Land entered into agreements to sell and lease back by charter three new U.S.-built, U.S.-flag, D-7 class container ships. CSX has guaranteed the obligations of Sea-Land pursuant to the related charters which, along with the container ships, serve as collateral for debt securities registered with the Securities and Exchange Commission (SEC). The ships were not included in the sale of international liner assets to Maersk in December 1999 and the related debt remains an obligation of Sea-Land. In accordance with SEC disclosure requirements, consolidating summarized financial information for the parent and guarantors are as follows:

                                                                                 1999
                                               --------------------------------------------------------------------------
                                                     CSX           Sea-
Statement of Financial Position                   Corporate        Land        Other     Eliminations       Consolidated
-------------------------------------------------------------------------------------------------------------------------
Assets
Cash                                                   (141)        553          567               (5)               974
Accounts Receivable                                      38          38        1,348             (289)             1,135
Materials and Supplies                                    -          16          204                -                220
Deferred Income Taxes                                     -          (3)         138                -                135
Other Current Assets                                      7          13          146              (67)                99
                                               --------------------------------------------------------------------------
Total Current Assets                                    (96)        617        2,403             (361)             2,563

Properties                                               29         600       16,897                -             17,526
Accumulated Depreciation                                (24)      (339)       (4,906)               -             (5,269)
                                               --------------------------------------------------------------------------
Properties, net                                           5         261       11,991                -             12,257

Investment in Conrail                                   385           -        4,278                -              4,663
Affiliates and Other Companies                            -         282          128                -                410
Investment in Consolidated Subsidiaries              13,141           -            -          (13,141)                 -
Other long-term assets                                  191         129        1,237              730                827
                                               --------------------------------------------------------------------------
Total Assets                                         13,626       1,289       20,037          (14,232)            20,720
                                               ==========================================================================

Liabilities
Current Liabilities
Accounts Payable                                         71         104        1,193             (171)             1,197
Labor and Fringe Benefits Payable                         7          60          369                -                436
Payable to Affiliates                                 1,044          82         (950)            (176)                 -
Casualty, Environmental and Other Reserves                -           9          262                -                271
Current Maturities of Long-term debt                    254           -           95                -                349
Short-term debt                                         574           -            -                -                574
Other Current Liabilities                                36         134          492              (16)               646
                                               --------------------------------------------------------------------------
Total Current Liabilities                             1,986         389        1,461             (363)             3,473

Casualty, Environmental and Other Reserves                -          93          674                -                767
Long-term Debt                                        5,054           -        1,142                -              6,196
Deferred Income Taxes                                   359         (91)       2,959                -              3,227
Long-term Payable to Affiliates                           -         434          291             (725)                 -
Other Long-term Liabilities                             474         284          546               (3)             1,301
                                               --------------------------------------------------------------------------
Total Liabilities                                     7,873       1,109        7,073           (1,091)            14,964
                                               --------------------------------------------------------------------------

Shareholders' Equity
Common Stock                                            218           -          182             (182)               218
Other Capital                                         1,525         803        8,275           (9,078)             1,525
Retained Earnings                                     4,034        (617)       4,498           (3,881)             4,034
Accumulated Other Comprehensive Loss                    (24)         (6)           9                -                (21)
                                               --------------------------------------------------------------------------
Total Shareholders' Equity                            5,753         180       12,964          (13,141)             5,756
                                               --------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity           13,626       1,289       20,037          (14,232)            20,720
                                               ==========================================================================

                                                                                 1998
                                               --------------------------------------------------------------------------
                                                     CSX           Sea-
Statement of Financial Position                   Corporate        Land        Other     Eliminations       Consolidated
-------------------------------------------------------------------------------------------------------------------------
Assets
Cash                                                   (248)        139          645               (3)               533
Accounts Receivable                                      41         361          874             (378)               898
Materials and Supplies                                    -          45          180                -                225
Deferred Income Taxes                                     -           1          127                -                128
Other Current Assets                                      5          53          142                -                200
                                               --------------------------------------------------------------------------
Total Current Assets                                   (202)        599        1,968             (381)             1,984

Properties                                               29       2,662       15,987                -             18,678
Accumulated Depreciation                                (23)     (1,204)      (4,806)               -             (6,033)
                                               --------------------------------------------------------------------------
Properties, net                                           6       1,458       11,181                -             12,645

Investment in Conrail                                 2,113           -        2,685                -              4,798
Affiliates and Other Companies                            -         296          152                -                448
Investment in Consolidated Subsidiaries              11,235           -            -          (11,235)                 -
Other long-term assets                                   62          99        1,197             (806)               552
                                               --------------------------------------------------------------------------
Total Assets                                         13,214       2,452       17,183          (12,422)            20,427
                                               ==========================================================================

Liabilities
Current Liabilities
Accounts Payable                                         74         430          938             (226)             1,216
Labor and Fringe Benefits Payable                        21          74          367                -                462
Payable to Affiliates                                   881          87         (812)            (156)                 -
Casualty, Environmental and Other Reserves                2          35          246                -                283
Current Maturities of Long-term debt                      -           -          100                -                100
Short-term debt                                         187           -            -                -                187
Other Current Liabilities                                11          73          267                1                352
                                               --------------------------------------------------------------------------
Total Current Liabilities                             1,176         699        1,106             (381)             2,600

Casualty, Environmental and Other Reserves                -          39          606                -                645
Long-term Debt                                        5,507          18          907                -              6,432
Deferred Income Taxes                                   335          95        2,743                -              3,173
Long-term Payable to Affiliates                           -         628          185             (813)                 -
Other Long-term Liabilities                             367         463          869               (2)             1,697
                                               --------------------------------------------------------------------------
Total Liabilities                                     7,385       1,942        6,416           (1,196)            14,547
                                               --------------------------------------------------------------------------

Shareholders' Equity
Common Stock                                            217           -          182             (182)               217
Other Capital                                         1,489         797        6,196           (6,993)             1,489
Retained Earnings                                     4,294        (277)       4,328           (4,051)             4,294
Accumulated Other Comprehensive Loss
                                                       (171)        (10)          61                -               (120)
                                               --------------------------------------------------------------------------
Total Shareholders' Equity                            5,829         510       10,767          (11,226)             5,880
                                               --------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity           13,214       2,452       17,183          (12,422)            20,427
                                               ==========================================================================

                                                                                   1999
                                               --------------------------------------------------------------------------
                                                     CSX         Sea-
Summary of Operations                             Corporate      Land          Other    Eliminations        Consolidated
-------------------------------------------------------------------------------------------------------------------------
Operating Income
Operating Revenue                                         -        3,809         6,584             (18)           10,375
Operating Expense                                      (287)       4,054         6,053             (18)            9,802
                                               --------------------------------------------------------------------------
Operating Income (Loss)                                 287         (245)          531               -               573

Other Income and Expense
Other Income                                            174          (95)          172            (199)               52
Interest Expense                                        526           63            20             (88)              521

Earnings
Earnings from Continuing Operation before Income Taxes  (65)        (403)          683            (111)              104
Income Tax Expense                                       (5)        (127)          204               -                72
                                               --------------------------------------------------------------------------

Earnings before Discontinued Operations and
Cumulative Effect of Accounting Change                  (60)        (276)          479            (111)               32
Earnings from Discontinued Operations, Net
of Tax                                                   -            -            19               -                19
                                               --------------------------------------------------------------------------

Earnings before Cumulative Effect of
Accounting Change                                       (60)        (276)          498            (111)               51
Cumulative Effect on Prior Years of
Accounting Change, Net of Tax                             -          (49)            -               -               (49)
                                               --------------------------------------------------------------------------
Net Earnings                                            (60)        (325)          498            (111)                2
                                               ==========================================================================

                                                                                  1998
                                               -------------------------------------------------------------------------
                                                     CSX         Sea-
Summary of Operations                             Corporate      Land       Other      Eliminations      Consolidated
------------------------------------------------------------------------------------------------------------------------
Operating Income
Operating Revenue                                         -        3,916        5,607             (33)             9,490
Operating Expense                                      (237)       3,821        4,808             (33)             8,359
                                               --------------------------------------------------------------------------
Operating Income (Loss)                                 237           95          799               -              1,131

Other Income and Expense
Other Income                                            701         (127)         381            (836)               119
Interest Expense                                        516           53           24             (87)               506

Earnings
Earnings from Continuing Operations before Income Taxes 422          (85)       1,156            (749)               744
Income Tax Expense                                       (3)         (15)         242               -                224
                                               --------------------------------------------------------------------------

Earnings before Discontinued Operations and
Cumulative Effect of Accounting Change                  425          (70)         914            (749)               520
Earnings from Discontinued Operations, Net
of Tax                                                    -            -           17               -                 17
                                               --------------------------------------------------------------------------
Earnings before Cumulative Effect of
Accounting Change                                       425          (70)         931            (749)               537
Cumulative Effect on Prior Years of
Accounting Change, Net of Tax                             -            -            -               -                  -
                                               --------------------------------------------------------------------------
Net Earnings                                            425          (70)         931            (749)               537
                                               ==========================================================================

                                                                                 1997
                                               --------------------------------------------------------------------------
                                                     CSX         Sea-
Summary of Operations                              Corporate     Land         Other        Eliminations      Consolidated
--------------------------------------------------------------------------------------------------------------------------
Operating Income
Operating Revenue                                         -       3,991        6,277              (36)            10,232
Operating Expense                                      (197)      3,743        5,163              (36)             8,673
                                               ---------------------------------------------------------------------------
Operating Income (Loss)                                 197         248        1,114                -              1,559

Other Income and Expense
Other Income                                            916        (104)         198             (959)                51
Interest Expense                                        449          50           31              (79)               451

Earnings
Earnings from Continuing Operations before Income Taxes 664          94        1,281             (880)             1,159
Income Tax Expense                                      (14)         37          351                -                374
                                               ---------------------------------------------------------------------------

Earnings before Discontinued Operations and
Cumulative Effect of Accounting Change                  678          57          930             (880)               785
Earnings from Discontinued Operations, Net
of Tax                                                    -           -           14                -                 14
                                               ---------------------------------------------------------------------------

Earnings before Cumulative Effect of
Accounting Change                                       678          57          944             (880)               799
Cumulative Effect on Prior Years of
Accounting Change, Net of Tax                             -           -            -                -                  -
                                               --------------------------------------------------------------------------
Net Earnings                                            678          57          944             (880)               799
                                               ==========================================================================

                                                                                  1999
                                               --------------------------------------------------------------------------
                                                   CSX         Sea-
Statement of Cash Flows                         Corporate      Land        Other      Eliminations      Consolidated
-------------------------------------------------------------------------------------------------------------------------
Operating Activities
Net cash provided (used) by operating
  activities                                          154        62        1,125              (270)            1,071
                                               --------------------------------------------------------------------------

Investing Activities
Property additions                                      -       (86)      (1,431)                -            (1,517)
Net proceeds from sale of                               -         -          751                 -               751
  International Container-Shipping
  assets
Investment in Conrail                               2,084         -       (2,086)                -                (2)
Short-term investments-net                             94         -            -                 -                94
Other investing activities                         (2,090)      712         (545)            2,015                92
                                               --------------------------------------------------------------------------
Net cash provided (used) by investing
  activities                                           88       626       (3,311)            2,015              (582)

Financing Activities
Short-term debt-net                                   187         -            -                 -               187
Long-term debt issued                                   -         -          284                 -               284
Long-term debt repaid                                   -       (18)        (108)                -              (126)
Cash dividends paid                                  (266)      (14)        (252)              270              (262)
Other financing activities                             38      (241)       2,167            (2,015)              (51)
                                               --------------------------------------------------------------------------

Net cash provided (used) by
  financing activities                                (41)     (273)       2,091            (1,745)               32
                                               --------------------------------------------------------------------------

Net increase (decrease) in cash and cash
  equivalents                                         201       415          (95)                -               521
Cash and cash equivalents at
  beginning of year                                  (676)      139          642                 -               105
                                               --------------------------------------------------------------------------

Cash and cash equivalents at end
  of year                                            (475)      554          547                 -               626
                                               ==========================================================================

                                                                                 1998
                                               --------------------------------------------------------------------------
                                                  CSX           Sea-
Statement of Cash Flows                         Corporate       Land        Other      Eliminations      Consolidated
-------------------------------------------------------------------------------------------------------------------------
Operating Activities
Net cash provided (used) by operating
  activities                                          269         63        1,203              (535)            1,000
                                               --------------------------------------------------------------------------

Investing Activities
Property additions                                     (1)       (54)      (1,424)                -            (1,479)

Net proceeds from Conveyance of
  Barge Subsidiary                                      -          -          628                 -               628
Investment in Conrail                                   -          -          (13)                -               (13)
Short-term investments-net                              6          -            -                 -                 6
Other investing activities                           (245)       (13)        (113)              359               (12)
                                               --------------------------------------------------------------------------
Net cash provided (used) by investing
  activities                                         (240)       (67)        (922)              359              (870)

Financing Activities
Short-term debt-net                                    60          -            1                 -                61
Long-term debt issued                                 987          -          166                 -             1,153
Long-term debt repaid                              (1,059)        (1)         (72)                -            (1,132)
Cash dividends paid                                  (267)       (55)        (475)              535              (262)
Common stock reacquired                              (103)         -            -                 -              (103)
Other financing activities                             57         50          259              (359)                7
                                               --------------------------------------------------------------------------
Net cash provided (used) by
  financing activities                               (325)        (6)        (121)              176              (276)
                                               --------------------------------------------------------------------------
Net increase (decrease) in cash
  and cash equivalents                               (296)       (10)         160                 -              (146)
                                               --------------------------------------------------------------------------
Cash and cash equivalents at
   beginning of year                                 (380)       149          482                 -               251
                                               --------------------------------------------------------------------------
Cash and cash equivalents at end
   of year                                           (676)       139          642                 -               105
                                               ==========================================================================

                                                                                  1997
                                               --------------------------------------------------------------------------
                                                   CSX         Sea-
Statement of Cash Flows                         Corporate      Land        Other      Eliminations      Consolidated
-------------------------------------------------------------------------------------------------------------------------
Operating Activities
Net cash provided (used) by operating
  activities                                          323       161        1,368              (294)            1,558
                                               --------------------------------------------------------------------------

Investing Activities
Property additions                                     (5)     (237)        (883)                -            (1,125)
Investment in Conrail                              (1,982)        -         (181)                -            (2,163)
Short-term investments-net                           (119)        -            -                 -              (119)
Other investing activities                            727        70       (1,018)              280                59
                                               --------------------------------------------------------------------------
Net cash provided (used) by investing
  activities                                       (1,379)     (167)      (2,082)              280            (3,348)

Financing Activities
Short-term debt-net                                  (509)        -          300                 -              (209)
Long-term debt issued                               2,448         -           82                 -             2,530
Long-term debt repaid                                 (17)       (2)        (379)                -              (398)
Common stock issued                                    62         -          (62)                -                 -
Cash dividends paid                                  (240)      (55)        (234)              294              (235)
Common stock reacquired                               (47)        -           36                 -               (11)
Other financing activities                            107        16          153              (280)               (4)
                                               --------------------------------------------------------------------------
Net cash provided (used) by
  financing activities                              1,742       (41)         (42)               14             1,673
                                               --------------------------------------------------------------------------
Net increase (decrease) in cash
  and cash equivalents                                686       (47)        (756)                -              (117)
                                               --------------------------------------------------------------------------
Cash and cash equivalents at
  beginning of year                                (1,066)      196        1,238                 -               368
                                               --------------------------------------------------------------------------
Cash and cash equivalents at end
  of year                                            (380)      149          482                 -               251
                                               ==========================================================================

Note 21.  Subsequent Event

On September 22, 2000, CSX completed the sale of CTI Logistx, Inc., its wholly owned logistics subsidiary, for $650 million. All prior period statements of earnings have been restated accordingly. Revenues from the contract logistics segment for the years ended December 31, 1999, December 25, 1998 and December 26, 1997 were $484 million, $408 million and $389 million, respectively. CSX recorded a gain of $570 million before tax, $365 million after tax, $1.73 per share, on the sale.

------------------------------------------------------------------------------

Report of Ernst & Young LLP, Independent Auditors

To the Shareholders and Board of Directors of CSX Corporation
We have audited the accompanying consolidated statements of financial position of CSX Corporation and subsidiaries as of December 31, 1999 and December 25, 1998, and the related consolidated statements of earnings, cash flows, and changes in shareholders' equity for each of the three fiscal years in the period ended December 31, 1999. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CSX Corporation and subsidiaries at December 31, 1999 and December 25, 1998, and the consolidated results of their operations and their cash flows for each of the three fiscal years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 2 to the Consolidated Financial Statements, in 1999 the company changed its method of accounting for insurance-related assessments.


                          /s/ERNST & YOUNG LLP

Richmond, Virginia
February 9, 2000, except for Note 21 for which the date is January 24, 2001

Quarterly Financial Data (Unaudited)

                                                           1999                                              1998
                                            ---------------------------------               -----------------------------------
                                              1st      2nd      3rd      4th                    1st     2nd      3rd      4th
                                            ---------------------------------               -----------------------------------
Operating Income
Operating Revenue                            $2,433   $2,509  $2,807   $2,626                  $2,361  $2,395   $2,345   $2,389
Operating Expense                             2,165    2,246   2,797    2,594                   2,089   2,066    2,081    2,123
                                            ---------------------------------               -----------------------------------
Operating Income                                268      263      10       32                     272     329      264      266

Other Income and Expense
Other Income                                    (35)      23      17       47                     (29)      3      138        7
Interest Expense                                133      127     133      128                     123     124      120      139
                                            ---------------------------------               -----------------------------------

Earnings
Earnings from Continuing Operations Before
   Income Taxes                                 100      159    (106)     (49)                    120     208      282      134
Income Tax Expense                               30       52      12      (22)                     33      61       98       32
                                            ---------------------------------               -----------------------------------

Earnings before Discontinued Operations
and Cumulative Effect of Accounting Change       70      107    (118)     (27)                     87     147      184      102

Earnings from Discontinued Operations,
Net of Tax                                        5        7       5        2                       4       4        3        6
                                            ---------------------------------               -----------------------------------

Earnings before Cumulative Effect of
Accounting Change                                75      114    (113)     (25)                     91     151      187      108
Cumulative Effect on Prior Years of
Accounting Change for Insurance-Related
Assessments, Net of Tax                         (49)       -       -        -                       -       -        -        -
                                            ---------------------------------               -----------------------------------
Net Earnings                                 $   26   $  114  $ (113)  $  (25)                 $   91  $  151   $  187   $  108
                                            =================================               ===================================

                                                         1999                                              1998
                                          -----------------------------------               -----------------------------------
                                              1st      2nd     3rd      4th                     1st     2nd      3rd      4th
                                          -----------------------------------               -----------------------------------
Per Common Share

Earnings Per Share:
Before Discontinued Operations and
Cumulative Effect of Accounting Change         0.34     0.51   (0.57)   (0.13)                   0.41    0.69     0.88     0.48
Earnings from Discontinued Operations          0.02     0.03    0.03     0.01                    0.02    0.02     0.01     0.03
Cumulative Effect of Accounting Change        (0.24)       -       -        -                       -       -        -        -
                                          -----------------------------------               -----------------------------------

Including Discontinued Operations and
Cumulative Effect of Accounting Change         0.12     0.54   (0.54)   (0.12)                   0.43    0.71     0.89     0.51
                                          ===================================               ===================================

Earnings Per Share, Assuming Dilution:
Before Discontinued Operations and
Cumulative Effect of Accounting Change         0.34     0.50   (0.57)   (0.13)                   0.40    0.68     0.87     0.48
Earnings from Discontinued Operations          0.02     0.03    0.03     0.01                    0.02    0.02     0.01     0.03
Cumulative Effect of Accounting Change        (0.24)       -       -        -                       -       -        -        -
                                          ------------------------------------              -----------------------------------

Including Discontinued Operations and
Cumulative Effect of Accounting Change         0.12     0.53   (0.54)   (0.12)                   0.42    0.70     0.88     0.51
                                          ===================================               ===================================

Dividend per Share                           $ 0.30   $ 0.30  $ 0.30   $ 0.30                  $ 0.30  $ 0.30   $ 0.30   $ 0.30
                                          -----------------------------------               -----------------------------------
Market price
  High                                       $45.50   $53.94  $51.63   $43.56                  $60.31  $60.75   $46.94   $46.81
                                          -----------------------------------               -----------------------------------
  Low                                        $36.00   $36.81  $41.44   $28.81                  $49.25  $44.88   $36.50   $37.63
                                          -----------------------------------               -----------------------------------

(a) First quarter 1999 consists of 14 weeks; all other quarters presented consist of 13 weeks.

(b) Third and fourth quarters of 1999 reflect pretax charges of $298 million and $62 million, respectively, to recognize a loss on the sale of international container-shipping assets, net of a benefit from discontinuing depreciation on those assets from the date of the agreement to sell. The charges reduced net earnings by $236 million, $1.11 per share, and $35 million, 16 cents per share, in the respective quarters.

(c) Fourth quarter 1999 includes a $55 million pretax charge for a work-force reduction program. The charge reduced net earnings by $34 million, 16 cents per share.

(d) Second quarter 1999 includes a pretax gain of $27 million on the sale of the company's Grand Teton Lodge resort subsidiary. The gain increased net earnings by $17 million, 8 cents per share.

(e) First quarter 1999 includes a $49 million after-tax charge to recognize the cumulative effect on prior years of adopting a new accounting rule related to workers' compensation second injury fund assessments. The charge reduced earnings per share for the quarter by 24 cents.

(f) Third quarter 1998 includes a pretax net investment gain of $154 million, principally from the conveyance of the company's barge subsidiary to a joint venture, and a restructuring credit of $30 million. On a combined basis, these items increased net earnings by $109 million, 51 cents per share.

                           CSX Corporation
                      Ratio of Earnings to Fixed Charges
                         (Millions of Dollars)


                                                                        For the Fiscal Years Ended
                                                  --------------------------------------------------------------------
                                                           Dec. 31,     Dec. 25,     Dec. 26,     Dec. 27,   Dec. 29,
                                                            1999         1998         1997         1996        1995
                                                         -----------  ----------   ----------   ----------   ---------
EARNINGS:
    Earnings from Continuing Operations Before
        Income Taxes                                      $      104   $     744    $   1,159    $   1,299    $    961
    Interest Expense                                             521         506          451          249         270
    Amortization of Debt Discount                                  -           1            4            2           2
    Interest Portion of Fixed Rent                               151         183          196          188         183
    Undistributed (Earnings) Loss of Affiliates
     Accounted for Using the Equity Method                       (58)       (238)        (150)          (6)          3
                                                         -----------  ----------   ----------   ----------  ----------

Earnings, as Adjusted                                     $      718   $   1,196    $   1,660    $   1,732    $  1,419
                                                         ===========  ==========   ==========   ==========  ==========

FIXED CHARGES:
    Interest Expense                                             521         506          451          249         270
    Capitalized Interest                                           8           9            3            5           6
    Amortization of Debt Discount                                  -           1            4            2           2
    Interest Portion of Fixed Rent                               151         183          196          188         183
                                                         -----------  ----------   ----------   ----------  ----------

Fixed Charges                                             $      680   $     699    $     654    $     444    $    461
                                                         ===========  ==========   ==========   ==========   =========

Ratio of Earnings to Fixed Charges                               1.1 x       1.7 x        2.5 x        3.9 x       3.1 x
                                                         ===========  ==========   ==========   ==========   =========